Exhibit 4.2

PEABODY ENERGY CORPORATION

8.500% SENIOR SECURED NOTES DUE 2024

INDENTURE

Dated as of January 29, 2021

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF NOTATION OF GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE dated as of January 29, 2021 among Peabody Energy Corporation, a Delaware corporation (the “Company”), the Guarantors (as defined herein) party hereto and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”).

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 8.500% Senior Secured Notes due 2024 (the “Notes”):

ARTICLE I.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“2022 Notes” means the Company’s 6.000% Senior Secured Notes due 2022 issued pursuant to the 2022 Notes Indenture.

“2022 Notes Indenture” means the Indenture, dated as of February 15, 2017, between the Company (as successor by merger to Peabody Securities Finance Corporation) and Wilmington Trust, National Association, as Trustee, governing the 2022 Notes and 6.375% Senior Secured Notes due 2025, as amended and supplemented with respect to the 2022 Notes.

“2025 Notes Indenture” means the Indenture, dated as of February 15, 2017, between the Company (as successor by merger to Peabody Securities Finance Corporation) and Wilmington Trust, National Association, as Trustee, governing the 2022 Notes and 6.375% Senior Secured Notes due 2025, as amended and supplemented with respect to the 6.375% Senior Secured Notes due 2025.

“2022 Notes Indenture Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the 2022 Notes Indenture.

“2025 Notes Indenture Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the 2025 Notes Indenture.

“ABL Collateral Agent” means any agent or representative of the holders of the ABL Debt (including for purposes related to the administration of the ABL Security Documents) pursuant to the credit agreement or other agreement governing such ABL Debt.

“ABL Credit Facilities” means one or more asset-based revolving credit facilities with banks or other institutional or other lenders providing for asset-based revolving credit loans or letters of credit, as such credit facility, in whole or in part, in one or more instances, may be amended, restated, modified, supplemented, extended, renewed, refunded, restructured, refinanced or replaced or otherwise modified from time to time and whether by the same or any other agent, lender or group of lenders or other party.

“ABL Debt” means Funded Debt incurred by the Company or any of the Guarantors under Section 4.09(b)(1) hereof that is secured by an ABL Lien that is permitted to be incurred and so secured under each applicable Secured Debt Document; provided, that:

(1)

on or before the date on which such Funded Debt is incurred by the Company or a Guarantor, such Funded Debt is designated by the Company, in an Officer’s Certificate delivered to the Collateral Trustee and the ABL Collateral Agent, as “ABL Debt” for the purposes of the Secured Debt Documents and the ABL Lien Documents; provided that no Series of Secured Debt may be designated as ABL Debt;

(2)	such Funded Debt is subject to an ABL Intercreditor Agreement; and

(3)

all other requirements set forth in the ABL Intercreditor Agreement with respect to the incurrence of such Funded Debt have been satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Company delivers to the Collateral Trustee and the ABL Collateral Agent an Officer’s Certificate stating that such requirements and other provisions have been satisfied and that such Debt is “ABL Lien Debt”).

“ABL Intercreditor Agreement” means an intercreditor agreement entered into between the ABL Collateral Agent, the Priority Collateral Trustee and the Junior Collateral Trustee that sets forth the relative priority of the Priority Liens and Junior Liens, on the one hand, compared to the ABL Liens, on the other hand.

“ABL Lien” means a Lien granted by an ABL Security Document to the ABL Collateral Agent, at any time, upon any ABL Priority Collateral of the Company or any Guarantor to secure ABL Lien Obligations; provided that any such Lien upon Collateral other than ABL Priority Collateral will be junior to the Priority Liens and the Junior Liens.

“ABL Lien Documents” means any ABL Credit Facility pursuant to which any ABL Debt is incurred and the ABL Security Documents.

“ABL Lien Obligations” means the ABL Debt and all other Obligations in respect of ABL Debt, and guarantees thereof, that are secured, or intended to be secured, under the ABL Lien Documents and are subject to the terms of the ABL Intercreditor Agreement, solely to the extent such Obligations and such guarantees thereof are permitted to be incurred under the ABL Lien Documents and the Secured Debt Documents and are so secured under the ABL Lien Documents.

“ABL Priority Collateral” means (i) accounts and chattel paper (but excluding intercompany debt owed to the Company or any Guarantor), in each case other than to the extent constituting identifiable proceeds of Term Priority Collateral; (ii) deposit accounts (and all cash, checks and other negotiable instruments, funds and other evidences of payment held therein), other than a deposit account used exclusively for identifiable proceeds of Term Priority Collateral; (iii) all inventory; (iv) to the extent evidencing, governing, securing or otherwise reasonably related to any of the foregoing, all documents, general intangibles, instruments, commercial tort claims, letters of credit, letter of credit rights and supporting obligations (but excluding intercompany debt owed to the Company or any Grantor); provided, however, that to the extent any of the foregoing also evidence, govern, secure or otherwise reasonably relate to any Term Priority Collateral, only that portion that evidences, governs, secures or primarily relates to ABL Priority Collateral shall constitute ABL Priority Collateral; provided, further, that the foregoing shall not include any intellectual property; (v) all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing); and (vi) all proceeds and products of any or all of the foregoing in whatever form received, including claims against third parties.

“ABL Security Documents” means the ABL Intercreditor Agreement, all security agreements, collateral assignments, mortgages, control agreements or other grants or transfers for security executed and delivered by Company or any Guarantor creating (or purporting to create) a Lien upon the ABL Priority Collateral in favor of the ABL Collateral Agent, for the benefit of any of the holders of ABL Lien Obligations, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the ABL Intercreditor Agreement.

“Accreted Value” means, as of any date, an amount equal to the sum of (i) the Issue Amount and (ii) the PIK Interest paid or due and payable through such date.

“Acquired Debt” means Debt of a Person existing at the time the Person is acquired by, or merges with or into, the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary, whether or not such Debt is Incurred in connection with, or in contemplation of, the Person being acquired by or merging with or into or becoming a Restricted Subsidiary.

“Act of Required Secured Parties” means, as to any matter at any time:

(1)

until the earlier of (x) the Discharge of Credit Facility Obligations and (y) the Outstanding Loan Threshold Date, a direction in writing delivered to the Priority Collateral Trustee by or with the written consent of, the Required Lenders (as defined under the Existing Credit Facility);

(2)

from and after the earlier of (x) the Discharge of Credit Facility Obligations and (y) the Outstanding Loan Threshold Date, but prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the Collateral Trustee by or with the written consent of, the holders of (or the Priority Lien Representatives representing the holders of) more than 50% of the sum of:

(a)	the aggregate outstanding principal amount of Priority Lien Debt (including the face amount of outstanding letters of credit whether or not then available or drawn); and

(b)

other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt; provided, however, that if at any time prior to the Discharge of Priority Lien Obligations the only remaining Priority Lien Obligations are Swap Obligations, then the term “Act of Required Secured Parties” will mean the holders of a majority of the aggregate “settlement amount” (or similar term) as defined in the Swap Contracts (or, with respect to any Swap Contract that has been terminated in accordance with its terms, the amount, if any, then due and payable by the Company or any other Grantor (exclusive of expenses and similar payments but including any early termination payments then due) under such Swap Contract) under all Swap Contracts; provided further, that any Swap Contract with a “settlement amount” (or similar term) or termination payment that is a negative number shall be disregarded for purposes of all calculations required by the term “Act of Required Secured Parties;” and

(3)

at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to the Junior Collateral Trustee by or with the written consent of the holders of (or the Junior Lien Representatives representing the holders of) Junior Lien Debt representing the Required Junior Lien Debtholders, in each case, accompanied by, if required by the Collateral Trustee, security or indemnity satisfactory to the Collateral Trustee for any losses, liabilities or expenses that may be incurred by the Collateral Trustee in connection with such direction.

For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding and neither the Company nor any Affiliate of the Company will be entitled to vote such Secured Debt (in each case, as identified in writing to the Collateral Trustee by the applicable Secured Debt Representative) and (b) votes will be determined in accordance with the provisions of the Collateral Trust Agreement.

“Additional Notes” means additional Notes (other than the Initial Notes and any increase in the principal of the Notes as a result of payment of the PIK Interest) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Additional Assets” means all or substantially all of the assets of a Permitted Business, or Voting Stock of another Person engaged in a Permitted Business that will, on the date of acquisition, be a Restricted Subsidiary, or other assets (other than cash and Cash Equivalents or securities (including Equity Interests)) that are to be used in a Permitted Business.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and a Person shall be presumed to “control” another Person if (A) the first Person either (i) is the Beneficial Owner, directly or indirectly, of 35% or more of the total voting power of the Voting Stock of such specified Person or (ii) (x) is the Beneficial Owner, directly or indirectly, of 10% or more of the total voting power of the Voting Stock of such specified Person and (y) has the right to appoint or nominate, or has an officer or director that is, at least one member of the Board of Directors of such specified Person, or (B) if the specified Person is a limited liability company, the first Person is the managing member. “Controlled” has a meaning correlative thereto.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of (A) 1.0% of the Accreted Value of the Note; or (B) the excess of (a) the present value at such redemption date of (1) the redemption price of such Note at December 31, 2022 (such redemption price being set forth in the table appearing in Section 3.07 hereof), plus (2) all required Cash Interest payments due on such Note from the redemption date through December 31, 2022 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the Accreted Value of such Note. The Trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means any sale, lease (other than operating leases or Finance Leases entered into in the ordinary course of a Permitted Business), transfer or other disposition of any assets by the Company or any Restricted Subsidiary outside of the ordinary course of business, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:

(1)

a disposition to the Company or a Restricted Subsidiary, including the sale or issuance by the Company or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Company or any Restricted Subsidiary;

(2)

the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof, and dispositions of Receivables and related assets by Securitization Subsidiary in connection with a Permitted Receivables Financing and any transactions in connection with factoring of receivables by a non-Guarantor Restricted Subsidiary of the Company undertaken consistent with past practice or in the ordinary course of business;

(3)	a transaction covered by Section 5.01 hereof;

(4)	a Restricted Payment that is permitted under Section 4.07 hereof or a Permitted Investment;

(5)

any transfer of property or assets that consists of grants by the Company or its Restricted Subsidiaries in the ordinary course of business of licenses or sub-licenses, including with respect to intellectual property rights;

(6)	the sale of Capital Stock of an Unrestricted Subsidiary;

(7)

the sale of assets by the Company and its Restricted Subsidiaries consisting of Real Property solely to the extent that such Real Property is not necessary for the normal conduct of operations of the Company and its Restricted Subsidiaries;

(8)	foreclosure of assets of the Company or any of its Restricted Subsidiaries to the extent not constituting a Default;

(9)	the sale or other disposition of cash or Cash Equivalents;

(10)	the unwinding of any Permitted Hedging Agreements;

(11)	the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12)	the issuance of Disqualified Stock or Preferred Stock pursuant to Section 4.09 hereof;

(13)

(a) the sale of damaged, obsolete, unusable or worn out equipment or equipment that is no longer needed in the conduct of the business of the Company and its Restricted Subsidiaries and (b) sales of inventory, used or surplus equipment or reserves and dispositions related to the burn-off of mines;

(14)

dispositions of assets by virtue of an asset exchange or swap with a third party in any transaction (a) with an aggregate Fair Market Value less than or equal to $15.0 million, (b) involving a coal-for-coal swap, (c) to the extent that an exchange is for Fair Market Value and for credit against the purchase price of similar replacement property or (d) consisting of a coal swap involving any Real Property;

(15)	any disposition in a transaction or series of related transactions of assets with a Fair Market Value of less than $10.0 million; and

(16)	exchanges and relocation of easements for pipelines, oil and gas infrastructure and similar arrangements in the ordinary course of business.

If, in connection with an acquisition by the Company or any Restricted Subsidiary, a portion of the acquired assets are disposed of within 90 days of such acquisition, such disposition shall not be deemed to be an Asset Sale; provided that such assets are disposed of for Fair Market Value.

“Average Life” means, as of the date of determination with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt and (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Bank Products Obligations” means any and all obligations of the Company, the Pledgor or any Guarantor arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Company, the Pledgor and/or any Guarantor now or hereafter maintained with any of such lenders or their affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) any other treasury, deposit, disbursement, overdraft, and cash management services afforded to the Company or Guarantor by any of such lenders or their affiliates, and (d) stored value card, commercial credit card and merchant card services.

“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)

with respect to a partnership, if the general partner of the partnership is a corporation, the board of directors of the general partner of the partnership and if the general partner of the partnership is a limited liability company, the managing member or members or any controlling committee of managing members thereof of such general partner;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or any manager thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests;

(4)

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock; and

(5)	in the case of a Gibraltar registered company, the share capital in such company.

“Cash Equivalents” means:

(1)	U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition;

(2)

(i) demand deposits, (ii) time deposits and certificates of deposit with maturities of two years or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding two years from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such laws) having capital, surplus and undivided profits in excess of $250 million (or the foreign currency equivalent thereof) whose short-term debt is rated A-2 or higher by S&P or P-2 or higher by Moody’s;

(3)	commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least A-1 by S&P or P-1 by Moody’s;

(4)

readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision thereof, in each case rated at least A-1 by S&P or P-1 by Moody’s with maturities not exceeding one year from the date of acquisition;

(5)

bonds, debentures, notes or other obligations with maturities not exceeding two years from the date of acquisition issued by any corporation, partnership, limited liability company or similar entity whose long-term unsecured debt has a credit rate of A2 or better by Moody’s and A or better by S&P;

(6)

investment funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (5) above (determined without regard to the maturity and duration limits for such investments set forth in such clauses, provided that the weighted average maturity of all investments held by any such fund is two years or less);

(7)

fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause (2) above; and

(8)	in the case of a Foreign Restricted Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.

“Cash Interest” means cash interest that will accrue on the Interest Accrual Base of the Notes at the rate of 6.000% per annum from the Issue Date, or from the most recent date after the Issue Date to which interest has been paid or provided for, payable semiannually in arrears on June 30 and December 31 of each year, commencing on June 30, 2021, to Holders of record on the relevant Record Date.

“Cash Management Agreement” means any agreement evidencing Cash Management Obligations.

“Cash Management Obligations” means Bank Products Obligations, in each case, (x) with any Person that (x) at the time it enters into a Cash Management Agreement, is a Lender (as defined in the Existing Credit Facility or the LC Agreement, as applicable), an Agent (as defined in the Existing Credit Facility or the LC Agreement, as applicable), an Arranger (as defined in the Existing Credit Facility) or an Affiliate of any of the foregoing or (ii) becomes a Lender (as defined in the Existing Credit Facility or the LC Agreement, as applicable), an Agent (as defined in the Existing Credit Facility or the LC Agreement, as applicable), or an Affiliate of any of the foregoing at any time after it has entered into a Cash Management Agreement and (y) which has been designated at the election of the Company as “Cash Management Obligations” by written notice given by the Company and acknowledged by the Priority Lien Representative for the applicable Cash Management Obligations to the Collateral Trustee.

“Cash Management Provider” means the counterparty to the Company or any Restricted Subsidiary of the Company under any Cash Management Agreement.

“Change of Control” means:

(1)

the sale, lease, transfer, or conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act);

(2)

any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than (in the case of the Company) the Company or the Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(3)

individuals who on the Issue Date constituted the Board of Directors of the Company, together with any new directors whose election by the Board of Directors or whose nomination for election by the holders of the Voting Stock of the Company was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

(4)	the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests for another form of entity shall not constitute a Change of Control, so long as following such transaction the “persons” (as that term is used in Section 13(d) of the Exchange Act) who Beneficially Owned the Voting Stock of the Company, as the case may be, immediately prior to such transaction continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person,” Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.

“Clearstream” means Clearstream Banking, S.A.

“Co-Issuer Notes” means the 10.000% Senior Secured Notes due 2024 Issued by PIC AU Holdings LLC and PIC AU Holdings Corp.

“Co-Issuer Notes Collateral Trustee” means Wilmington Trust, National Association, as collateral trustee under that certain Second Lien Collateral Trust Agreement.

“Co-Issuer Notes Indenture” means the Indenture, dated as of the Issue Date, among PIC AU Holdings LLC and PIC AU Holdings Corporation and Wilmington Trust, National Association, as trustee, governing the Co-Issuer Notes.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Document.

“Collateral Trust Agreement” means that certain collateral trust agreement dated April 3, 2017, as amended, by and among the Company, the other grantors party thereto, the Priority Collateral Trustee, the Junior Collateral Trustee, the 2025 Notes Indenture Trustee, the 2022 Notes Indenture Trustee and the administrative agent under the Existing Credit Facility, and, as of the Issue Date, the Trustee and the agent under the LC Agreement.

“Collateral Trust Joinder” means (1) with respect to the provisions of the Collateral Trust Agreement relating to any additional Secured Debt, an agreement substantially in the form attached to the Collateral Trust Agreement and (2) with respect to the provisions of the Collateral Trust Agreement relating to the addition of additional Guarantors, an agreement substantially in the form attached to the Collateral Trust Agreement.

“Collateral Trustee” means each of (i) the Priority Collateral Trustee and (ii) the Junior Collateral Trustee.

“common equity,” when used with respect to a contribution of capital to the Company, means a capital contribution to the Company in a manner that does not constitute Disqualified Equity Interests.

“Common Stock” means Capital Stock not entitled to any preference on dividends or distributions, upon liquidation or otherwise.

“Company” has the meaning assigned to it in the preamble to this Indenture.

“Company Order” means a written request or order signed on behalf of the Company by an Officer thereof and delivered to the Trustee.

“Consolidated Net Income” means, for any period, for the Company and the Restricted Subsidiaries on a consolidated basis, the net income (or loss) attributable to the Company and the Restricted Subsidiaries for that period, determined in accordance with GAAP, excluding, without duplication:

(1)	non-cash compensation expenses related to Common Stock and other equity securities issued to employees;

(2)	extraordinary or non-recurring gains and losses;

(3)	[reserved];

(4)	income or losses from discontinued operations or disposal of discontinued operations or costs and expenses associated with the closure of any mines (including any reclamation or disposal obligations);

(5)	any non-cash impairment charge or asset write-off, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(6)	net unrealized gains or losses resulting in such period from non-cash foreign currency remeasurement gains or losses;

(7)	net unrealized gains or losses resulting in such period from the application FASB ASC 815. Derivatives and Hedging, in each case, for such period;

(8)	non-cash charges including non-cash charges due to cumulative effects of changes in accounting principles; and

(9)

any net income (or loss) of the Company or a Restricted Subsidiary for such period that it is not a Subsidiary, or is an Unrestricted Subsidiary or a Securitization Subsidiary, or that is accounted for by the equity method of accounting to the extent included therein; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period.

“Consolidated Net Tangible Assets” means, as of any particular time, the total of all the assets appearing on the most recent consolidated balance sheet prepared in accordance with GAAP of the Company and the Restricted Subsidiaries as of the end of the last fiscal quarter for which financial information is available (less applicable reserves and other properly deductible items) after deducting from such amount:

(1)

all current liabilities, including current maturities of long-term debt and current maturities of obligations under Finance Leases (other than any portion thereof maturing after, or renewable or extendable at the Company’s option or the option of the relevant Restricted Subsidiary beyond, twelve months from the date of determination); and

(2)

the total of the net book values of all of the Company’s assets and the assets of the Company’s Restricted Subsidiaries properly classified as intangible assets under GAAP (including goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets).

The calculation of “Consolidated Net Tangible Assets” will be made on a pro forma basis consistent with the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Debt” means, as of the date of determination, an amount equal to the sum (without duplication) of (1) the aggregate amount of all outstanding Debt of the Company and its Restricted Subsidiaries on a consolidated basis, but excluding the amount of any Swap Obligations (other than Swap Obligations entered into for speculative purposes) plus (2) the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries, other than any Disqualified Stock issued by the Company to any Guarantor, or by a Guarantor to the Company or any other Guarantor, on a consolidated basis, with the amount of such Disqualified Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Price.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Consolidated Total Debt shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value shall be determined reasonably and in good faith by the Company.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Controlled Subsidiary” means, with respect to any consent, waiver or right to terminate or accelerate the obligations under a Contract, any Subsidiary that the Company directly or indirectly controls for purposes of the provision of such consent, waiver or exercise of such right to terminate or accelerate the obligations under such Contract.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.01 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Facilities” means one or more credit facilities (including, without limitation, the Existing Credit Facility and the LC Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee).

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt” means, with respect to any Person, without duplication:

(1)	all indebtedness of such Person for borrowed money;

(2)

all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than any obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees, bank guarantees and similar obligations under any Mining Law or Environmental Law or with respect to workers’ compensation benefits);

(3)

all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (solely to the extent such letters of credit, bankers’ acceptances or other similar instruments have been drawn and remain unreimbursed);

(4)

all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable and accrued expenses incurred in the ordinary course of business, (ii) obligations under federal coal leases and (iii) obligations under coal leases which may be terminated at the discretion of the lessee and (iv) obligations for take-or-pay arrangements);

(5)	the Finance Lease Obligations of such Person;

(6)	all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;

(7)	all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; and

(8)	all obligations of such Person under Permitted Hedging Agreements;

provided that in no event shall Debt include (i) asset retirement obligations, (ii) obligations (other than obligations with respect to Debt for borrowed money or other Funded Debt) related to surface rights under an agreement for the acquisition of surface rights for the production of coal reserves in the ordinary course of business in a manner consistent with historical practice of the Company and its Subsidiaries and (iii) Non-Finance Lease Obligations.

The amount of Debt of any Person will be deemed to be:

(a)

with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the Fair Market Value of such asset on the date the Lien attached and (y) the amount of such Debt;

(b)	with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

(c)

with respect to any Permitted Hedging Agreement, the amount payable (determined after giving effect to all contractually permitted netting) if such Permitted Hedging Agreement terminated at that time; and

(d)	otherwise, the outstanding principal amount thereof.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Discharge of Credit Facility Obligations” means that the Priority Lien Obligations pursuant to the Existing Credit Facility (other than Swap Obligations) are no longer secured by, and no longer required to be secured by, the Collateral pursuant to the terms of the Existing Credit Facility or the other applicable Priority Lien Documents; provided that a Discharge of Credit Facility Obligations shall be deemed not to have occurred if the Company has entered into any replacement credit agreement that has been designated in accordance with the terms of the Collateral Trust Agreement.

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(1)	termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

(2)

with respect to each Series of Priority Lien Debt, either (x) payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt of such Series (other than any undrawn letters of credit) or (y) there has been a legal defeasance or covenant defeasance pursuant to the terms of the applicable Priority Lien Debt Documents for such Series of Priority Lien Debt;

(3)

with respect to any undrawn letters of credit constituting Priority Lien Debt, either (x) discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt or (y) the issuer of each such letter of credit has notified the Priority Collateral Trustee in writing that alternative arrangements satisfactory to such issuer and to the holders of the related Series of Priority Lien Debt that has reimbursement obligations with respect thereto have been made;

(4)

payment in full in cash of all other Priority Lien Obligations (other than Swap Obligations) that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time); and

(5)

with respect to any Swap Obligations, (A) the cash collateralization of all such Swap Obligations on terms satisfactory to each applicable Hedge Provider or (B) the expiration or termination of all Swap Contracts evidencing such Swap Obligations and payment in full in cash of all Swap Obligations due and payable after giving effect to such expiration or termination;

provided, however, that if, at any time after the Discharge of Priority Lien Obligations has occurred, the Company thereafter enters into any Priority Lien Document evidencing a Priority Lien Debt the incurrence of which is not prohibited by any applicable Secured Debt Document, then such Discharge of Priority Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement with respect to such new Priority Lien Debt (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Priority Lien Obligations), and, from and after the date on which the Company designates such Funded Debt as Priority Lien Debt in accordance with the terms of the Collateral Trust Agreement, the Obligations under such Priority Lien Document shall automatically and without any further action be treated as Priority Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein and any Junior Lien Obligations shall be deemed to have been at all times Junior Lien Obligations and at no time Priority Lien Obligations.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable, in each case at the option of the holder thereof) or upon the happening of any event

(1)

mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are required to be redeemed or redeemable at the option of the holder for consideration other than Qualified Equity Interests, or

(2)	are convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt,

in each case prior to the date that is 91 days after the Stated Maturity of the Notes; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require the repurchase or redemption upon an “asset sale” or “change of control” occurring prior to 91 days after the Stated Maturity of the Notes if those provisions

(a)	are no more favorable to the holders of such Equity Interests than the provisions of this Indenture under Sections 4.10 and 4.14 hereof, and

(b)	specifically state that repurchase or redemption pursuant thereto will not be required prior to the Company’s repurchase of the Notes as required by this Indenture.

“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is not a Foreign Subsidiary; provided, that in no event shall any such Subsidiary that is a Subsidiary of a Foreign Subsidiary be considered a “Domestic Restricted Subsidiary.”

“EBITDA” means, with respect to any specified Person for any period, the sum of, without duplication:

(1)	Consolidated Net Income, plus

(2)	Fixed Charges, to the extent deducted in calculating Consolidated Net Income, plus

(3)

to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP (and without duplication):

(a)	Restructuring Costs; plus

(b)	the provision for Taxes based on income, profits or capital, including, without limitation, state franchise and similar Taxes; plus

(c)

depreciation, depletion, amortization (including, without limitation, amortization of intangibles, deferred financing fees and any amortization included in pension or other employee benefit expenses) and all other non-cash items reducing Consolidated Net Income (including, without limitation, write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting) but excluding, in each case, non-cash charges in a period which reflect cash expenses paid or to be paid in another period); plus

(d)

any expenses, costs or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Debt permitted to be incurred by this Indenture (whether or not successful); plus

(e)	all non-recurring or unusual losses, charges and expenses (and less all non-recurring or unusual gains); plus

(f)	all non-cash charges and expenses, including start-up and transition costs, business optimization expenses and other non-cash restructuring charges; plus

(g)	the non-cash portion of “straight-line” rent expense; plus

(h)

non-cash compensation expense or other non-cash expenses or charges arising from the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation rights or similar arrangements); plus

(i)	any debt extinguishment costs; plus

(j)

accretion of asset retirement obligations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 410, Asset Retirement and Environmental Obligations, and any similar accounting in prior periods; plus

(k)	net after-tax losses attributable to asset sales, and net after-tax extraordinary losses; plus

(l)

(a) mark-to-market gains (and less any mark-to-market losses) relating to any Permitted Hedging Agreements and (b) any mark-to-market losses attributed to short positions in any actual or synthetic forward sales contracts relating to coal or any other similar device or instrument or other instrument classified as a “derivative” pursuant to FASB ASC Topic No. 815, Derivatives and Hedging; plus

(m)	commissions, premiums, discounts, fees or other charges relating to performance bonds, bid bonds, appeal bonds, surety bonds, reclamation and completion guarantees and other similar obligations;

provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated

Net Income. Any reimbursement or equity contribution which is included in calculating EBITDA shall be excluded for purposes of calculations under Section 4.07(a)(3)(y) hereof.

minus

(1)

the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (a) and (b) of this clause (1) increased such Consolidated Net Income for the respective period for which EBITDA is being determined):

(a)

non-cash items increasing Consolidated Net Income for such period (but excluding any such items in respect of which cash was received in a prior period or will be received in a future period or which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period), and

(b)	the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense.

“Environment” means soil, land surface or subsurface strata, water, surface waters (including navigable waters, ocean waters within applicable territorial limits, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, water related sediments, air, plant and animal life, and any other environmental medium.

“Environmental Laws” means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, the preservation, restoration or reclamation of natural resources, or the presence, use, storage, discharge, management, release or threatened release of any pollutants, contaminants or hazardous or toxic substances, wastes or material or the effect of the environment on human health and safety.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means an offer and sale of Qualified Stock of the Company after the Issue Date other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise relating to compensation to officers, directors or employees.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Facility” means the first lien secured credit facility, dated April 3, 2017, as amended, entered into by and among the Company and the Guarantors, JPMorgan Chase N.A., as administrative agent, and the lenders party thereto, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof.

“Existing Debt” means Debt of the Company or the Restricted Subsidiaries in existence on the Issue Date (other than the Notes issued on the Issue Date and any Debt under the Existing Credit Facility, the LC Agreement, the 2025 Notes Indenture or 2022 Notes Indenture in existence on the Issue Date).

“Fair Market Value” means, with respect to any property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction, or, where the price is established by an existing contract, the contract price. Fair Market Value shall be determined, except as otherwise provided, (a) if such property has a Fair Market Value equal to or less than $50.0 million, by any Officer; or (b) if such property has a Fair Market Value in excess of $50.0 million, by at least a majority of the disinterested members of the Board of Directors of the Company and evidenced by a resolution of the Board of Directors delivered to the Trustee.

“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a finance lease on the balance sheet of that Person.

“Finance Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Finance Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that Finance Lease Obligations shall, for the avoidance of doubt, exclude all Non-Finance Lease Obligations.

“Fixed Charge Coverage Ratio” means, on any date (the “transaction date”), the ratio of:

(1)	the aggregate amount of EBITDA of the Company for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”) to

(2)	the aggregate Fixed Charges of the Company during such reference period.

In making the foregoing calculation,

(1)

pro forma effect will be given to any Debt, Disqualified Stock or Preferred Stock Incurred during or after the reference period to the extent the Debt, Disqualified Stock or Preferred Stock is outstanding or is to be Incurred on the transaction date as if the Debt, Disqualified Stock or Preferred Stock had been Incurred on the first day of the reference period;

(2)

pro forma calculations of interest on Debt bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Permitted Hedging Agreement applicable to the Debt if the Permitted Hedging Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire reference period;

(3)

Fixed Charges related to any Debt, Disqualified Stock or Preferred Stock no longer outstanding or to be repaid or redeemed on the transaction date, except for Interest Expense accrued during the reference period under a revolving Credit Facility to the extent of the commitments thereunder (or under any successor revolving credit) in effect on the transaction date, will be excluded;

pro forma effect will be given to

(a)	the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

(b)

the acquisition or disposition of companies, divisions or lines of businesses by the Company and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period, and

(c)

the discontinuation of any discontinued operations but, in the case of Fixed Charges, only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the Company or any Restricted Subsidiary following the transaction date that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period.

To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available and will be calculated in accordance with Regulation S-X under the Securities Act.

“Fixed Charges” means, with respect to any specified Person for any period, the sum of:

(1)	Interest Expense for such period; and

(2)	the product of

(a)

cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Stock of the Company or any Preferred Stock of a Restricted Subsidiary, except for dividends payable in the Company’s Qualified Stock or paid to the Company or to a Restricted Subsidiary, and

(b)

a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Company and its Restricted Subsidiaries.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is a Foreign Subsidiary.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia and any Subsidiary thereof.

“Foreign Subsidiary Holdco” means any domestic Subsidiary substantially all of the assets of which consist of the equity interests of a Foreign Subsidiary, or another Foreign Subsidiary Holdco.

“Funded Debt” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money or advances; or

(2)

evidenced by loan agreements, bonds, notes or debentures or similar instruments or letters of credit (solely to the extent such letters of credit or other similar instruments have been drawn and remain unreimbursed) or, without duplication, reimbursement agreements in respect thereof.

For the avoidance of doubt, “Funded Debt” shall not include Swap Obligations or Cash Management Obligations.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Sections 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(f) hereof.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Grantor” means the Company, the Guarantors, the Pledgor and any other Person (if any) that at any time provides collateral security for any Secured Obligations.

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Debt or other obligation of any other Person (the “primary obligor”), whether directly or indirectly, and including any written obligation of the guarantor, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (c) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Restricted Subsidiary of the Company that executes a Note Guarantee and their respective successor and assigns.

“Hedge Provider” means the counterparty to the Company or any Subsidiary of the Company under any Swap Contract.

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $195,142,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Incur” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary of or merges with the Company or any Subsidiary of the Company on any date after the date of this Indenture (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of Section 4.09 hereof, but will not be considered the sale or issuance of Equity Interests for purposes of Section 4.10 hereof.

“Insolvency or Liquidation Proceeding” means:

(1)

any voluntary or involuntary case commenced by or against the Company or any other Grantor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization, receivership, liquidation or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2)

any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)

any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Interest Accrual Base” means the initial principal amount of the Notes plus all PIK Interest paid or payable to but not including the applicable calculation date.

“Interest Expense” means, for any period, the consolidated interest expense (net of any interest income) of the Company and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Company or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to Finance Leases, (ii) amortization of debt discount and debt issuance costs, (iii) capitalized interest, (iv) non-cash interest expense, (v) any of the above expenses with respect to Debt of another Person Guaranteed by the Company or any of its Restricted Subsidiaries and (vi) any interest, premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Company or any Restricted Subsidiary in connection with a Permitted Receivables Financing, and any yields or other charges or other amounts comparable to, or in the nature of, interest payable by the Company or any Restricted Subsidiary under any receivables financing, but excluding (a) amortization of deferred financing charges incurred in respect of the Notes, any Credit Facility, and any other Funded Debt, (b) the write off of any deferred financing fees or debt discount and (c) any lease, rental or other expense in connection with a Non-Finance Lease Obligation, all as determined on a consolidated basis and in accordance with GAAP. Interest Expense shall be determined for any period after giving effect to any net payments made or received and costs incurred by the Company and its Restricted Subsidiaries with respect to any related interest rate Permitted Hedging Agreements. For purposes of this definition, interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.

“Interest Payment Date” means June 30 and December 31 with the first Interest Payment Date with respect to notes issued on the Issue Date being June 30, 2021.

“Investment” means:

(1)

any advance, loan or other extension of credit to another Person (but excluding (i) advances to customers, suppliers, Joint Venture partners or the like in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivables, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business, (ii) commission, travel and similar advances to officers and employees made in the ordinary course of business and (iii) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries),

(2)	any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,

(3)

any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

(4)	any Guarantee of any Debt or Disqualified Stock of another Person.

If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Company, all remaining Investments of the Company and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Person or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of such acquisition.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by S&P.

“Issue Amount” means (x) $195,142,000, in the case of the Initial Notes, and (y) such other amount specified by the Company, in the case of any Additional Notes.

“Issue Date” means January 29, 2021.

“Joint Venture” means any Person in which the Company or its Subsidiaries hold an ownership interest (a) that is not a Subsidiary and (b) of which the Company or such Subsidiary is a general partner or joint venturer; provided, however, that Middlemount Coal Pty Ltd shall be considered a Joint Venture for purposes of this definition.

“Junior Collateral Trustee” means Wilmington Trust, National Association, in its capacity as collateral trustee for the Junior Lien Secured Parties under the Collateral Trust Agreement, together with its successors in such capacity.

“Junior Lien” means a Lien on Collateral granted by a Junior Lien Security Document to the Junior Collateral Trustee, at any time, upon any property of the Company, the Pledgor or any Guarantor to secure Junior Lien Obligations.

“Junior Lien Cap” means, as of any date of determination, the amount of Junior Lien Debt that may be incurred by the Company such that, after giving pro forma effect to such Incurrence and the application of the net proceeds therefrom, the Total Leverage Ratio would not exceed 2.50 to 1.00.

“Junior Lien Debt” means any Funded Debt, and letter of credit and reimbursement obligations with respect thereto, that is secured by a Junior Lien and that is permitted to be incurred and permitted to be so secured under each applicable Secured Debt Document; provided, that:

(1)

on or before the date on which such Funded Debt is incurred by the Company, such Funded Debt is designated by the Company as “Junior Lien Debt” for the purposes of the Secured Debt Documents and the Collateral Trust Agreement pursuant to the procedures set forth in the Collateral Trust Agreement; provided, that no Funded Debt may be designated as both Junior Lien Debt and Priority Lien Debt;

(2)

unless such Funded Debt is issued under an existing Secured Debt Document for any Series of Junior Lien Debt whose Secured Debt Representative is already party to the Collateral Trust Agreement, the Junior Lien Representative for such Funded Debt executes and delivers a Collateral Trust Joinder in accordance with the terms of the Collateral Trust Agreement; and

(3)	all other relevant requirements set forth in the Collateral Trust Agreement are complied with.

“Junior Lien Documents” means, collectively, any indenture, credit agreement or other agreement pursuant to which any Junior Lien Debt is incurred and the Junior Lien Security Documents.

“Junior Lien Obligations” means Junior Lien Debt and all other Obligations in respect thereof, including, without limitation, interest and premium (if any) (including post-petition interest whether or not allowable), and all guarantees of any of the foregoing.

“Junior Lien Representative” means in the case of any Series of Junior Lien Debt, the trustee, agent or representative of the holders of such Series of Junior Lien Debt who maintains the transfer register for such Series of Junior Lien Debt and (A) is appointed as a Junior Lien Representative (for purposes related to the administration of the Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Junior Lien Debt, together with its successors in such capacity, and (B) who has executed a Collateral Trust Joinder, together with its successor in such capacity.

“Junior Lien Secured Parties” means the holders of Junior Lien Obligations and each Junior Lien Representative.

“Junior Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company, the Pledgor or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Junior Collateral Trustee, for the benefit of any of the Junior Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the Collateral Trust Agreement.

“LC Agreement” means that certain Credit Agreement, dated as of the Issue Date, among the Company, as borrower, the administrative agent party thereto, and the lenders party thereto, as amended or otherwise modified, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease (or other lease in respect of a Non-Finance Lease Obligation) constitute a Lien.

“Management Services Agreements” means, collectively, (i) the Management Services Agreement, dated as of August 4, 2020, by and between Peabody Investments Corp. and each of the Client Companies listed on the signature page thereto and (ii) the Management Services Agreement, dated as August 4, 2020, by and between Peabody Energy Australia Pty Ltd and each of the Client Companies listed on the signature page thereto, in each case, as amended, modified or replaced from time to time.

“Maximum Amount” shall mean the least of (i) the sum of the aggregate principal amount of Co-Issuer Notes as may be outstanding at any time plus accrued and unpaid interest up to that time and the aggregate Debt outstanding under the New Co-Issuer Term Loan Facility at any time plus accrued and unpaid interest up to that time, (ii) the maximum amount of Restricted Payments, if any, that Peabody may be permitted under the Peabody Existing Indenture to utilize for purposes of issuing Additional Notes pursuant to the Wilpinjong Mandatory Offer (as defined in the Co-Issuer Notes Indenture) and the requirement to offer to exchange and issue Debt of the Company (in the form of term loans under the LC Agreement) for the New Co-Issuer Term Loan Facility, in each case as of any date of determination, (iii) to the extent the Wilpinjong Mandatory Offer may result in any Lien (as defined in the Peabody Existing Indenture), the maximum amount of Permitted Liens (as defined in the Peabody Existing Indenture) that may take the form of any such Lien and (iv) the maximum amount of “Investments” (as defined in the Existing Credit Facility), if any, that Peabody may be permitted to utilize for purposes of issuing Additional Notes pursuant to the Wilpinjong Mandatory Offer and the requirement to offer to exchange and issue Debt of the Company (in the form of term loans under the LC Agreement) for the New Co-Issuer Term Loan Facility, in each case as of any date of determination.

“Mine” means any excavation or opening into the earth now and hereafter made from which coal is or can be extracted from any of the Real Properties.

“Minimum Liquidity” means, as of any date of determination, an amount determined for the Company and its Restricted Subsidiaries on a consolidated basis equal to the sum of (i) unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries on a consolidated basis, plus (ii) the available borrowing capacity under the Existing Credit Facility, any replacement Credit Facility or any Permitted Receivables Financing available for the Company and its Restricted Subsidiaries for general corporate purpose or for working capital.

“Mining Laws” means any and all applicable federal, state, local and foreign statutes, laws, regulations, legally-binding guidance, ordinances, rules, judgments, orders, decrees or common law causes of action relating to mining operations and activities under the Mineral Leasing Act of 1920, the Federal Coal Leasing Amendments Act

or the Surface Mining Control and Reclamation Act, each as amended or its replacement, and their state and local counterparts or equivalents.

“Mining Lease” means a lease, license or other use agreement which provides the Company or any Restricted Subsidiary the Real Property and water rights, other interests in land, including coal, mining and surface rights, easements, rights of way and options, and rights to timber and natural gas (including coalbed methane and gob gas) necessary or integral in order to recover coal from any Mine. Leases (other than Finance Leases or operating leases of personal property even if such personal property would become fixtures) which provide the Company or any other Restricted Subsidiary the right to construct and operate a conveyor, crusher plant, silo, load out facility, rail spur, shops, offices and related facilities on the surface of the Real Property containing such reserves shall also be deemed a Mining Lease.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgages” means all mortgages, debentures, hypothecs, deeds of trust, deeds to secure Debt and similar documents, instruments and agreements (and all amendments, modifications and supplements thereof) creating, evidencing, perfecting or otherwise establishing the Liens on real estate and other related assets to secure payment of the Notes and the Note Guarantees or any part thereof.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of

(1)

brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers and any relocation expenses incurred as a result thereof;

(2)	provisions for Taxes as a result of such Asset Sale taking into account the consolidated results of operations of the Company and its Restricted Subsidiaries;

(3)

payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and

(4)

appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“New Co-Issuer Term Loan Agreement” means that certain Credit Agreement, dated as of the Issue Date, among PIC AU Holdings LLC and PIC AU Holdings Corporation, as borrowers, the Company, as parent, the administrative agent party thereto, and the lenders party thereto, as amended or otherwise modified, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof.

“New Co-Issuer Term Loan Facility” means the term loan facility evidenced by the New Co-Issuer Term Loan Agreement, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee).

“Non-Finance Lease Obligation” means a lease obligation that is not required to be accounted for as a Finance Lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Finance Lease Obligation.

“Non-Recourse Debt” means Debt as to which (i) neither the Company nor any Restricted Subsidiary provides any Guarantee and as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Company or any Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any Debt of the Company or any Restricted Subsidiary.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means this Indenture, the Notes, the Security Documents and the ABL Intercreditor Agreement.

“Note Guarantee” means the guarantee of the Notes by a Guarantor pursuant to this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture and shall, for the avoidance of doubt, include any increase in the aggregate principal amount of the Notes as a result of the payment of PIK Interest. The Initial Notes (including any increase in the aggregate principal amount of the Notes as a result of the payment of PIK Interest), the Additional Notes and any Notes issued as a result of payment of PIK Interest shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes. Notwithstanding the foregoing, any Additional Notes that are not fungible with the Notes offered hereunder for United States federal income tax purposes shall have a separate CUSIP number and ISIN from the Notes.

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement, expenses, damages and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Offering Memorandum” means the Offering Memorandum and Consent Solicitation Statement, dated December 24, 2020 (as supplemented by Supplement No. 1 dated December 31, 2020), related to the exchange offer by the Company pursuant to which the Initial Notes were issued.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Senior Vice President, any Vice President or any Assistant Vice President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company that meets the requirements of Section 13.03 hereof.

“Opinion of Counsel” means an opinion to the Trustee from legal counsel that meets the requirements of Section 13.03 hereof. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Outstanding Loan Threshold Date” means the date that both (i) the outstanding principal amount of, without duplication, term loans and unused commitments under the Existing Credit Facility (or the aggregate outstanding principal amount of all loans or other evidences of indebtedness, issued and outstanding letters of credit and commitments in respect thereof under any replacement Credit Facility designated as such in accordance with the provisions of the Collateral Trust Agreement) is less than 15% of the aggregate outstanding principal amount of all Priority Lien Debt and (ii) the aggregate outstanding principal amount of another Series of Priority Lien Debt exceeds the outstanding principal amount of, without duplication, term loans and commitments under the Existing Credit Facility.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Peabody Existing Indenture” means that certain indenture, dated as of February 15, 2017, by and between Peabody Securities Finance Corporation, a Delaware corporation (“PSFC”), and Wilmington Trust, National Association, as trustee (in such capacity, the “Peabody Existing Trustee”), as amended, modified or otherwise supplemented by (i) that certain supplemental indenture, dated as of April 3, 2017, among Peabody, PSFC, the subsidiary guarantors party thereto and the Peabody Existing Trustee, (ii) that certain supplemental indenture, dated as of May 7, 2018, among Peabody, NGS Acquisition Corp., LLC and the Peabody Existing Trustee, (iii) that certain supplemental indenture, dated as of August 9, 2018, between Peabody and the Peabody Existing Trustee, (iv) that certain supplemental indenture, dated as of December 7, 2018, among Peabody, Peabody Southeast Mining, LLC, and the Peabody Existing Trustee, (v) that certain supplemental indenture, dated as of January 8, 2021, between Peabody and the Peabody Existing Trustee, and (vi) that certain supplemental indenture, dated as of the Issue Date, between Peabody and the Peabody Existing Trustee, and any further amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof.

“Permitted Business” means any of the following, whether domestic or foreign: the mining, production, marketing, sale, trading and transportation (including, without limitation, any business related to terminals) of natural resources including coal, ancillary natural resources and mineral products, exploration of natural resources, any acquired business activity so long as a material portion of such acquired business was otherwise a Permitted Business, and any business that is ancillary or complementary to the foregoing.

“Permitted Hedging Agreements” means hedging agreements entered into in the ordinary course of business of the Company and its Restricted Subsidiaries to hedge interest rate, foreign currency, coal price or commodity risk or otherwise for non-speculative purposes (regardless of whether such agreement or instrument is classified as a “derivative” pursuant to FASB ASC Topic No. 815 and required to be marked-to-market).

“Permitted Holder” shall mean, each Person that is a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 5% or more of the Voting Stock of the Company on the Issue Date.

“Permitted Investments” means:

(1)

any Investment (i) in the Company or in a Guarantor, (ii) by a Restricted Subsidiary that is not a Guarantor in any other Restricted Subsidiary that is not a Guarantor and (iii) by the Company or a Guarantor in a Restricted Subsidiary that is not a Guarantor consisting of Debt permitted to be incurred pursuant to Section 4.09(b)(3)(iv);

(2)	any Investment in cash or Cash Equivalents;

(3)	[reserved];

(4)	Investments received as non-cash consideration in an asset sale made pursuant to and in compliance with Section 4.10 hereof;

(5)

any Investment acquired solely in exchange for Qualified Stock of the Company or in exchange for Capital Stock of the Company which the Company did not receive in exchange for a cash payment, Debt or Disqualified Stock;

(6)	Permitted Hedging Agreements;

(7)

(i) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

(8)	[reserved];

(9)

advances to officers, directors and employees of the Company in an aggregate amount not to exceed $5.0 million at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(10)	to the extent they involve an Investment, extensions of credit or letters of support to lessors, customers, suppliers and Joint Venture partners in the ordinary course of business;

(11)	Investments arising as a result of any Permitted Receivables Financing;

(12)	any Investment existing on the Issue Date or made pursuant to a legally binding written commitment in existence on the Issue Date;

(13)

(i) Investments in the nature of Production Payments, royalties, dedication of reserves under supply agreements or similar or related rights or interests granted, taken subject to, or otherwise imposed on properties, (ii) cross charges, Liens or security arrangements entered into in respect of a Joint Venture for the benefit of a participant, manager or operator of such Joint Venture, in each case, consistent with normal practices in the mining industry or (iii) payments or other arrangements whereby the Company or any Restricted Subsidiary provides a loan, advance payment or guarantee in return for future coal deliveries consistent with normal practices in the mining industry;

(14)

(i) promissory notes and other similar non-cash consideration received by the Company in connection with Asset Sales not otherwise prohibited under this Indenture and (ii) Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (B) litigation, arbitration or other disputes or (C) the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;

(15)

to the extent they involve an Investment, purchases and acquisitions, in the ordinary course of business, of inventory, supplies, material or equipment or the licensing or contribution of intellectual property;

(16)

Investments made pursuant to surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and related letters of credit or similar obligations, in each case, to the extent such surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds, related letters of credit and similar obligations are permitted under this Indenture;

(17)

Investments (including debt obligations and Capital Stock) received in satisfaction of judgments or in connection with the bankruptcy or reorganization of suppliers and customers of the Company and its Restricted Subsidiaries and in settlement of delinquent obligations of, and other disputes with, such customers and suppliers arising in the ordinary course of business;

(18)

Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(19)	Investments resulting from pledges and deposits permitted under the definition of “Permitted Liens;”

(20)	Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations under any Mining Law or Environmental Law or with respect to workers’ compensation benefits, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms); and

(21)

in addition to Investments listed above, Investments in Persons engaged in Permitted Businesses in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed $5.0 million; provided, however, that if any Investment pursuant to this clause (21) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (21) for so long as such Person continues to be a Restricted Subsidiary of the Company.

“Permitted Liens” means:

(1)	Priority Liens held by the Priority Collateral Trustee securing Priority Lien Debt Incurred pursuant to Section 4.09(b)(1) hereof and other Priority Lien Obligations;

(2)

Junior Lien held by the Junior Collateral Trustee securing Junior Lien Debt in an aggregate principal amount (as of the date of Incurrence of such Junior Lien Debt and after giving pro forma effect to the application of the net proceeds therefrom) not exceeding the Junior Lien Cap as of such date and all related Junior Lien Obligations;

(3)	Liens existing on the Issue Date other than any Lien described under clauses (1), (2), or (31) of this definition of “Permitted Liens;”

(4)

Liens incurred or pledges or deposits under workers’ compensation laws, unemployment insurance laws, social security and employee health and disability benefits laws or similar legislation, or casualty or liability insurance or self-insurance including any Lien securing letters of credit, letters of guarantee or bankers’ acceptances issued in the ordinary course of business in connection therewith;

(5)

Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens and other similar Liens, on the property of the Company or any Restricted Subsidiary arising in the ordinary course of business and with respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings;

(6)

(i) Liens to secure the performance of bids, trade contracts and leases (other than Debt), reclamation bonds, insurance bonds, statutory obligations, surety and appeal bonds, performance bonds, bank guarantees and letters of credit and other obligations of a like nature incurred in the ordinary course of business, (ii) Liens on assets to secure obligations under surety bonds obtained as required in connection with the entering into of federal coal leases or (iii) Liens created under or by any turnover trust;

(7)

Liens for taxes, assessments or governmental charges or levies on the property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(8)

easements, rights-of-way, zoning restrictions, leases, subleases, licenses, other restrictions and other similar encumbrances which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(9)

Liens on the property of the Company or any Restricted Subsidiaries, as a tenant under a lease or sublease entered into in the ordinary course of business by such Person, in favor of the landlord under such lease or sublease, securing the tenant’s performance under such lease or sublease, as such Liens are provided to the landlord under applicable law and not waived by the landlord;

(10)

customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Permitted Hedging Agreements;

(11)	Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(12)	judgment Liens that are being contested in good faith by appropriate legal proceedings and for which adequate reserves have been made;

(13)	Permitted Real Estate Encumbrances;

(14)

Liens incurred in the ordinary course of business securing obligations not securing Debt for borrowed money and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Company and its Restricted Subsidiaries;

(15)

Liens securing obligations in respect of trade-related letters of credit permitted under Section 4.09(b)(6) hereof covering only the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(16)

Liens (including the interest of a lessor under a Finance Lease) on property and improvements that secure Debt Incurred pursuant to Section 4.09(b)(9) hereof for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property, provided that the Lien does not (x) extend to any additional property or (y) secure any additional obligations, in each case other than the initial property so subject to such Lien and the Debt and other obligations originally so secured;

(17)

Liens on property of a Person at the time such Person becomes a Restricted Subsidiary of the Company, provided that such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any other Restricted Subsidiary;

(18)

Liens on property at the time the Company or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Company or a Restricted Subsidiary of such Person, provided that such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any such Restricted Subsidiary;

(19)	Liens securing Debt or other obligations of the Company or a Restricted Subsidiary to the Company or a Guarantor;

(20)	Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is tax-exempt under the Internal Revenue Code;

(21)

Liens on specific items of inventory, equipment or other goods and proceeds of any Person securing such Person’s obligations in respect thereof or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(22)	Liens on Capital Stock of any Unrestricted Subsidiary;

(23)

Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in possession of such bank;

(24)	deposits made in the ordinary course of business to secure reclamation liabilities, insurance liabilities and/or surety liabilities;

(25)	Liens on assets of Foreign Subsidiaries securing Debt of Foreign Subsidiaries;

(26)

extensions, renewals or replacements of any Lien referred to in clauses (1), (2), (3), (16), (17) or (18) of this definition of “Permitted Liens” in connection with the refinancing of the obligations secured thereby; provided that (i) such Lien does not extend to any other property (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Debt being refinanced, refunded, extended, renewed or replaced), (ii) except as contemplated by the definition of “Permitted Refinancing Debt,” the aggregate principal amount of Debt secured by such Lien is not increased and (iii) such Lien has no greater priority than the Lien being extended, renewed or replaced;

(27)

surface use agreements, easements, zoning restrictions, rights of way, encroachments, pipelines, leases (other than Finance Lease Obligations), licenses, special assessments, trackage rights, transmission and transportation lines related to Mining Leases or mineral right or other Real Property including any re-conveyance obligations to a surface owner following mining, royalty payments and other obligations under surface owner purchase or leasehold arrangements necessary to obtain surface disturbance rights to access the subsurface coal deposits and similar encumbrances on Real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(28)

pledges, deposits or non-exclusive licenses to use intellectual property rights of the Company or its Subsidiaries to secure the performance of bids, tenders, trade contracts, leases, public or statutory obligations, surety and appeal bonds, reclamation bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(29)

Liens (including those arising from precautionary UCC financing statement filings (and those which are security interests for purposes of the Personal Property Securities Act of 2009 (Cth)) with respect to bailments, leases or consignment or retention of title arrangements entered into by the Company, the Pledgor or any Guarantor in the ordinary course of business;

(30)

Production Payments, royalties, dedication of reserves under supply agreements or similar or related rights or interests granted, taken subject to, or otherwise imposed on properties or (y) cross charges, Liens or security arrangements entered into in respect of a Joint Venture for the benefit of a participant, manager or operator of such Joint Venture, in each case, consistent with normal practices in the mining industry;

(31)	Liens on accounts receivable and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing Incurred pursuant to Section 4.09(b)(16) hereof;

(32)	Liens securing Debt incurred pursuant to Section 4.09(b)(18) hereof; and

(33)	other Liens securing Obligations in an aggregate amount at any time outstanding not to exceed $10.0 million.

In addition, (i) with respect to any Lien securing Debt that was permitted to secure such Debt at the time of the Incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt; and (ii) in the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of Incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this definition and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified. The “Increased Amount” of any Debt shall mean any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt.

“Permitted Real Estate Encumbrances” means the following encumbrances which do not, in any case, individually or in the aggregate, materially detract from the value of any Mine subject thereto or interfere with the ordinary conduct of the business or operations of the Company and its Restricted Subsidiaries as presently conducted on, at or with respect to such Mine and as to be conducted following the Issue Date: (a) encumbrances customarily found upon Real Property used for mining purposes in the applicable jurisdiction in which the applicable Real Property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such Real Property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements); (b) rights and easements of (i) owners of undivided interests in any of the Real Property where the Company and its Restricted Subsidiaries owns less than 100% of the fee interest, (ii) owners of interests in the surface of any Real Property where the applicable party does not own or lease such surface interest, (iii) lessees, if any, of coal or other minerals (including oil, gas and coal bed methane) where the applicable the Company and its Restricted Subsidiaries does not own such coal or other minerals, and (iv) lessees of other coal seams and other minerals (including oil, gas and coal bed methane) not owned or leased by such party; (c) with respect to any Real Property in which the Company or any Restricted Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns), subject to any amendments or modifications set forth in any landlord consent delivered in connection with a Mortgage; (d) farm, grazing, hunting, recreational and residential leases with respect to which the Company or any Restricted Subsidiary is the lessor encumbering portions of the real properties to the extent such leases would be granted or permitted by, and contain terms and provisions that would be acceptable to, a prudent operator of mining properties similar in use and configuration to such real properties; (e) royalty and other payment obligations to sellers or transferors of fee coal or lease properties to the extent such obligations constitute a lien not yet delinquent; (f) rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any mining lease, unless in each case waived by such other person; and (g) rights of repurchase or reversion when mining and reclamation are completed.

“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires Receivables of the Company or any Restricted Subsidiary and enters into a third party financing thereof on terms that the Board of Directors of the Company has concluded are customary and fair to the Company and its Restricted Subsidiaries.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“PIK Interest” means additional interest payable as paid-in-kind interest that will accrue on the Interest Accrual Base of Notes at the rate of 2.500% per annum from the Issue Date, or from the most recent date after the Issue Date to which interest has been paid or provided for, payable semiannually in arrears on June 30 and December 31 of each year, commencing on June 30, 2021, to Holders of record on the relevant Record Date by increasing the principal amount of the Notes by the amount of such interest accrued for such interest period, rounded up to the nearest $1.00.

“Pledgor” means Peabody Global Holdings, LLC, a Delaware limited liability company, or any successor entity that directly holds the Capital Stock of Peabody Investments (Gibraltar) Limited.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Priority Collateral Trustee” means Wilmington Trust, National Association, its capacity as collateral trustee for the Priority Lien Secured Parties under the Collateral Trust Agreement, together with its successors in such capacity.

“Priority Lien” means a Lien granted, or purported to be granted, by a Security Document to the Priority Collateral Trustee, at any time, upon any property of the Company, the Pledgor or any Guarantor to secure Priority Lien Obligations.

“Priority Lien Cap” means $1,950.0 million.

“Priority Lien Debt” means:

(1)	the Notes issued on the Issue Date and the related Note Guarantees;

(2)	Funded Debt in existence on the Issue Date under the Existing Credit Facility;

(3)	Funded Debt in existence on the Issue Date under the 2025 Notes Indenture and 2022 Notes Indenture;

(4)	Funded Debt incurred on the Issue Date under the LC Agreement;

(5)	any Funded Debt hereafter incurred under the Existing Credit Facility or the LC Agreement that is permitted to be incurred and secured under each applicable Secured Debt Document; and

(6)

any other Funded Debt (including Additional Notes and borrowings under any Credit Facilities) that is secured by a Priority Lien and that is permitted to be incurred and permitted to be so secured under each applicable Secured Debt Document;

provided, that in the case of Funded Debt referred to in clauses (5) and (6):

(a)

on or before the date on which such Funded Debt is incurred by the Company, such Funded Debt is designated by the Company as “Priority Lien Debt” for the purposes of the Secured Debt Documents and the Collateral Trust Agreement pursuant to the procedures set forth in the Collateral Trust Agreement; provided, that no Funded Debt may be designated as both Priority Lien Debt and Junior Lien Debt;

(b)

unless such Funded Debt is issued under an existing Secured Debt Document for any Series of Priority Lien Debt whose Secured Debt Representative is already party to the Collateral Trust Agreement, the Priority Lien Representative for such Funded Debt executes and delivers a Collateral Trust Joinder in accordance with the terms of the Collateral Trust Agreement; and

(c)	all other relevant requirements set forth in the Collateral Trust Agreement are complied with.

For the avoidance of doubt, Swap Obligations and Cash Management Obligations do not constitute Priority Lien Debt but may constitute Priority Lien Obligations. Swap Obligations and Cash Management Obligations that are secured pursuant to the Priority Lien Documents with respect to a Series of Priority Lien Debt shall be “related to” such Series of Priority Lien Debt for purposes of the Collateral Trust Agreement.

“Priority Lien Documents” means, collectively, the Note Documents, the definitive documentation governing the Existing Credit Facility, the definitive documentation governing the LC Agreement, the definitive documentation governing 2025 Notes Indenture and 2022 Notes Indenture and any other indenture, credit agreement or other agreement pursuant to which any Priority Lien Debt is incurred and the Priority Lien Security Documents.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt and any indemnification obligations under the Transaction Support Agreement (subject to the limitations set forth therein), including without limitation any post-petition interest whether or not allowable, together with all Swap Obligations and Cash Management Obligations and guarantees of any of the foregoing.

“Priority Lien Representative” means:

(1)	in the case of the Notes, the Trustee; and

(2)

in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a representative of the Priority Lien Debt (for purposes related to the administration of the Security Documents) pursuant to the credit agreement or other agreement governing such Series of Priority Lien Debt, and who has executed a Collateral Trust Joinder, together with any successor in such capacity.

“Priority Lien Secured Parties” means the holders of Priority Lien Obligations, each Priority Lien Representative and the Priority Collateral Trustee.

“Priority Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company, the Pledgor or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Priority Collateral Trustee, for the benefit of any of the Priority Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions of the Collateral Trust Agreement.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Production Payments” means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

“Rating Agencies” means S&P and Moody’s; provided, that if either S&P or Moody’s (or both) shall cease issuing a rating on the Notes for reasons outside the control of the Company, the Company may select a nationally recognized statistical rating agency to substitute for S&P or Moody’s (or both).

“Real Property” shall mean, collectively, all right, title and interest of the Company or any Subsidiary (including any leasehold or mineral estate) in and to any and all parcels of Real Property owned or operated by the Company or any Subsidiary, whether by lease, license or other use agreement, including but not limited to, coal leases and surface use agreements, together with, in each case, all improvements and appurtenant fixtures (including all conveyors, preparation plants or other coal processing facilities, silos, shops and load out and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof, including but not limited to, access rights, water rights and extraction rights for minerals.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper)).

“Record Date” means June 15 and December 15.

“Refinancing Transactions” means the refinancing transactions as described in the Offering Memorandum.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the

Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Required Junior Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Junior Lien Debt then outstanding, calculated in accordance with the Collateral Trust Agreement. For purposes of this definition, Junior Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company (as certified in writing to the Collateral Trustee by the applicable Secured Debt Representative) will be deemed not to be outstanding and neither the Company nor any Affiliate of the Company will be entitled to vote any of the Junior Lien Debt.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject, and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of a Person other than any Unrestricted Subsidiary of such Person. Unless otherwise specified, “Restricted Subsidiary” means a Restricted Subsidiary of the Company.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings and its successors.

“SEC” means the Securities and Exchange Commission.

“Second Lien Collateral” shall consist of a pledge by PIC AU Holdings LLC, a Delaware limited liability company, of 100% of the equity interest of PIC Acquisition Corp., a Delaware corporation, and all other assets securing the Co-Issuer Notes, subject to Liens permitted by the Co-Issuer Notes Indenture as in effect on the Issue Date and without giving effect to subsequent amendments or supplements thereto.

“Secured Debt” means Priority Lien Debt and Junior Lien Debt.

“Secured Debt Documents” means the Priority Lien Documents and the Junior Lien Documents.

“Secured Debt Representative” means each Priority Lien Representative and each Junior Lien Representative.

“Secured Obligations” means Priority Lien Obligations and Junior Lien Obligations.

“Secured Parties” means the holders of Secured Obligations and the Secured Debt Representatives and the Collateral Trustee.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Subsidiary” means any Subsidiary of the Company:

(1)	that is designated a “Securitization Subsidiary” by the Company,

(2)	that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

(3)	no portion of the Debt or any other obligation, contingent or otherwise, of which

(a)	is Guaranteed by the Company or any other Restricted Subsidiary of the Company,

(b)	is recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way, or

(c)	subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and

(4)

with respect to which neither the Company nor any other Restricted Subsidiary of the Company (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results;

other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing

“Security Documents” means the Collateral Trust Agreement, each joinder to the Collateral Trust Agreement, each Priority Lien Security Document and each Junior Lien Security Document, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms of the Collateral Trust Agreement.

“Series of Junior Lien Debt” means, severally, each issue or series of Junior Lien Debt for which a single transfer register is maintained.

“Series of Priority Lien Debt” means, severally, each series of the Notes and each other issue or series of Priority Lien Debt for which a single transfer register is maintained.

“Series of Secured Debt” means each Series of Priority Lien Debt and each Series of Junior Lien Debt.

“Significant Subsidiary” means any Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt” means any Debt of the Company, the Pledgor or any Guarantor which is subordinated in right of payment to the Notes or the Note Guarantee, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” means with respect to any Person, any corporation, association, limited liability company or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Surety Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of November 6, 2020, by and among the Company Parties and the Sureties signatory thereto (each as defined therein) (as amended, supplemented or otherwise modified from time to time).

“Swap Contract” means (i) any interest rate swap agreement, interest rate cap agreement, interest rate future agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement designed to protect against or mitigate interest rate risk, (ii) any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement designed to protect against or mitigate foreign exchange risk and (iii) any commodity or raw material, including coal, futures contract, commodity hedge agreement, option agreement, any actual or synthetic forward sale contracts or other similar device or instrument or any other agreement designed to protect against or mitigate raw material price risk (which shall for the avoidance of doubt include any forward purchase and sale of coal for which full or partial payment is required or received), in each case, between the Company or any Restricted Subsidiary, on the one hand, and any Lender (as defined in the Existing Credit Facility or the LC Agreement, as applicable), an Agent (as defined in the Existing Credit Facility or the LC Agreement, as applicable) or Arranger (as defined in the Existing Credit Facility or the LC Agreement, as applicable) or an Affiliate of any of the foregoing (or with any person that was a Lender (as defined in the Existing Credit Facility), Agent (as defined in the Existing Credit Facility or the LC Agreement, as applicable), Arranger (as defined in the Existing Credit Facility or the LC Agreement, as applicable) or an Affiliate of the foregoing when such Swap Contract was entered into).

“Swap Obligations” means all debts, liabilities and obligations of the Company or any of its Subsidiaries under any Swap Contract.

“Taxes” means any present or future tax, levy, import, duty, charge, deduction, withholding, assessment or fee of any nature (including interest, penalties, and additions thereto) that is imposed by any Governmental Authority or other taxing authority.

“Term Priority Collateral” means (i) equipment and fixtures; (ii) real estate assets; (iii) intellectual property; (iv) equity interests in all direct and indirect Subsidiaries of the Company; (v) all intercompany debt owed to the Company or any other Grantor; (vi) all other assets of any Grantor, whether real, personal or mixed not constituting ABL Priority Collateral; (vii) to the extent evidencing, governing, securing or otherwise reasonably related to any of the foregoing, all documents, general intangibles, instruments, commercial tort claims, letters of credit, letter of credit rights and supporting obligations; provided, however, that to the extent any of the foregoing also evidence, govern, secure or otherwise reasonably relate to any ABL Priority Collateral only that portion that evidences, governs, secures or primarily relates to Term Priority Collateral shall constitute Term Priority Collateral; (viii) all books records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing); and (ix) all proceeds and products of any or all of the foregoing in whatever form received, including proceeds of business interruption and other insurance and claims against third parties.

“Total Leverage Ratio” means (1) the excess of (a) Consolidated Total Debt of the Company and its Restricted Subsidiaries as of such date of determination and (b) an amount equal to the sum of the amount of unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries on a consolidated basis as of such date of determination to (2) EBITDA of the Company for the most recent four-quarter period for which internal financial statements are available, in each case with such pro forma adjustments to Consolidated Total Debt and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of December 24, 2020, by and among, among others, the Company, PIC AU Holdings LLC, PIC AU Holdings Corporation, the Consenting Noteholders defined therein and the Revolving Lenders defined therein, as amended, modified or replaced from time to time.

“Treasury Rate” means , as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 31, 2022; provided, however, that if the period from the redemption date to December 31, 2022 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will calculate the applicable Treasury Rate at least two but no more than four Business Days prior to the applicable redemption date and file with the Trustee, before such redemption date, a written statement setting forth the Applicable Premium and showing the calculation of the Applicable Premium in reasonable detail, and the Trustee will have no responsibility for verifying any such calculation.

“Trustee” means Wilmington Trust, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agency or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means each of Ribfield Pty. Ltd, Middlemount Mine Management Pty Ltd, Middlemount Coal Pty Ltd, Newhall Funding Company (MBT), P&L Receivables Company, LLC, Sterling Centennial Missouri Insurance Corporation, Wilpinjong Coal Pty Ltd, PIC AU Holdings LLC, PIC AU Holdings Corporation, and PIC Acquisition Corp.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Company and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

Section 1.02 Other Definitions.

Term	Defined in Section
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Available Repurchase Amount”	4.18
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03

“Debt Repurchase Mandatory Offer”	4.18
“Debt Repurchase Mandatory Offer Payment Date”	4.18
“Debt Repurchase Quarterly Period”	4.18
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Issue Date Offer”	4.17
“Issue Date Offer Payment”	4.17
“Issue Date Offer Payment Date”	4.17
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Permitted Refinancing Debt”	4.09
“Purchase Date”	3.09
“Redemption Price Premium”	6.02
“Registrar”	2.03
“Restricted Payments”	4.07
“Retained Excess Available Repurchase Amount”	4.18
“Reversion Date”	4.19
“Security Document Order”	12.10
“Suspension Period”	4.19

Section 1.03 Rules of Construction.

(a)	Unless the context otherwise requires:

(1)	a term has the meaning assigned to it;

(2)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)	“or” is not exclusive;

(4)	The term “including” is not limiting;

(5)	words in the singular include the plural, and in the plural include the singular;

(6)	“will” shall be interpreted to express a command;

(7)	provisions apply to successive events and transactions;

(8)	references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(9)

unless otherwise provided in this Indenture, any Note or any other Note Document, the words “execute,” “execution,” “signed,” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note, any Note Document or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to reasonable procedures approved by the Trustee.

ARTICLE II.

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof provided that after the first Interest Payment Date, the Notes will be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

References in this Indenture, the Notes and any other Note Document to the “principal amount” of the Notes refer to the Accreted Value.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and the payment of PIK Interest. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof, or in the case of an increase as the result of the payment of PIK Interest, in accordance with a Company Order. In connection with the payment of PIK Interest, the Company is entitled, without the consent of the Holders, to increase the outstanding principal of the Notes.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual, facsimile or other electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes and any notes necessary to effect the payment of PIK Interest. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof and in connection with a payment of PIK Interest.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior written notice to any Holder, provided that notice of such change is provided to Holders within 15 days of such change. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06, Section 2.07 or Section 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (4), if the Company or the Registrar so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (4) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (4) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item 3(c) thereof;

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Company or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company or the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and, upon receipt of an Authentication Order, the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item 3(c) thereof;

the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Company or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company or the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Company or the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Company or the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN AND ARE NOT EXPECTED TO BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS (I) A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A OR (II) AN INSTITUTIONAL ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT), (4) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT), OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.”

In the case of any Notes sold pursuant to Regulation S, such Notes will bear an additional legend substantially in the following form unless otherwise agreed by the Company and the Holder thereof:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION

2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK 10004) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) OID Legend. Each Note will bear a legend in substantially the following form:

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS NOTE MAY BE OBTAINED BY CONTACTING CHIEF LEGAL OFFICER, PEABODY ENERGY CORPORATION, 701 MARKET STREET, ST. LOUIS, MISSOURI, 63101.

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14 and 9.04 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company , evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Indirect Participants in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(10) Neither the Trustee, the Company nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Company, the Trustee, or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to each of their satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee (with respect to the Trustee) and the Company (with respect to the Company) to protect the Company, the Trustee, any Agent and any authenticating agent from any loss or expense that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company and not cancelled shall not be deemed to be outstanding for purposes of Section 3.07 hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds in trust for the benefit of the Holders of the Notes, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantors, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantors, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirements of the Exchange Act and the Trustee). Certification of the cancellation of all canceled Notes will be delivered to the Company upon the Company’s written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of Cash Interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing in the form of an Officer’s Certificate of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will send or cause to be sent to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the fulfillment of the Company’s obligations hereunder, for the avoidance of doubt and notwithstanding any other provision of this Indenture or the Notes, interest that is paid in the form of PIK Interest in compliance with the requirements of this Indenture shall be considered paid or duly provided for, for all purposes of this Indenture and the Notes, and shall not be considered overdue.

Section 2.13 Calculation of Principal Amount of Securities.

The aggregate principal amount of the Notes, at any date of determination, shall be the Accreted Value of the Notes at such date of determination. Payment of the PIK Interest will increase the principal amount of the Notes in an amount equal to the interest payment for the applicable interest period (rounded up to the nearest $1.00) to Holders on the relevant Record Date. Following an increase in the principal amount of the Notes, the Notes will bear interest on the increased principal amount thereof, from and after the applicable Interest Payment Date on which payment of the relevant PIK Interest is made.

With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the Accreted Value, as of such date of determination, of Notes, the Holders of which have so consented by (b) the aggregate Accreted Value, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.08 and Section 2.09 of this Indenture. Any such calculation made pursuant to this Section 2.13 shall be made by the Company and delivered to the Trustee pursuant to an Officer’s Certificate.

ARTICLE III.

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1)	the Notes to be redeemed;

(2)	the clause of this Indenture pursuant to which the redemption shall occur;

(3)	the redemption date;

(4)	any conditions to redemption;

(5)	the principal amount of Notes to be redeemed; and

(6)	the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(a) if the Notes are listed on any national securities exchange and the Company provides written notice to a Responsible Officer of the Trustee of such listing, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(b) if the Notes are not listed on any national securities exchange, on a pro rata basis (or, in the case of Global Notes, the Notes represented thereby will be selected by lot in accordance with the Applicable Procedures).

No Notes of $1.00 or less can be redeemed in part.

Section 3.03 Notice of Redemption.

Notices of optional redemption will be given by first class mail (or electronically in the case of Global Notes) at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that optional redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.

The notice shall identify the Notes to be redeemed (including CUSIP numbers) and shall state:

(a) the redemption date;

(b) the redemption price (if then determined and otherwise the basis for its determination);

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption (other than a Global Note) must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) any conditions to redemption; and

(i) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

If any of the Notes to be redeemed is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the Applicable Procedures applicable to redemption.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, five Business Days (or three Business Days in the case of Global Notes) prior to the date notice of such redemption is to be given to Holders (unless a shorter notice period shall be agreed to by the Trustee) and, as provided in Section 3.01, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is given in accordance with Section 3.03 hereof, Notes called for redemption without a condition become irrevocably due and payable on the redemption date at the redemption price.

Notice of any redemption of the Notes (including upon an Equity Offering) may, at the Company’s discretion, be given prior to a transaction or event and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event, as the case may be.

In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Company’s discretion if in the good faith judgment of the Company any or all of such conditions will not be satisfied. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

No Notes of $1.00 or less can be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the Accreted Value of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder upon cancellation of the original Note. Notes called for redemption without a condition precedent will become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Note or portions of them called for redemption, unless the Company defaults in making such redemption payment.

Section 3.05 Deposit of Redemption or Purchase Price.

On or prior to the redemption or purchase date, the Company will deposit no later than 11:00 a.m. New York City time on such date with the Trustee or with the Paying Agent money in immediately available funds sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest, other than any PIK Interest included in the Accreted Value of such Notes, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) At any time prior to December 31, 2022, the Company may redeem the Notes, in whole or in part, upon prior notice, by paying a redemption price equal to 100% of the Accreted Value of the Notes to be redeemed plus the Applicable Premium, and accrued and unpaid interest, if any, other than any PIK Interest included in the Accreted Value of such Notes, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b) At any time and from time to time on or after December 31, 2022, the Company may redeem the Notes, in whole or in part, upon prior notice, at a redemption price equal to the percentage of the Accreted Value set forth below plus accrued and unpaid interest, other than any PIK Interest included in the Accreted Value of such Notes, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

12-month period commencing December 31 in Year	Redemption Price
2022	104.250%
2023 and thereafter	100.000%

(c) At any time and from time to time prior to December 31, 2022, the Company may redeem up to 35% of the Accreted Value of the Notes (including the Accreted Value of any Additional Notes) at a redemption price equal to 108.500% of the Accreted Value plus accrued and unpaid interest, other than any PIK Interest included in the Accreted Value of such Notes, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), but in an Accreted Value not to exceed the net cash proceeds of one or more Equity Offerings, provided that

(1)	in each case, the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(2)	not less than 65% of the Accreted Value of the Notes (including the Accreted Value of any Additional Notes) remains outstanding immediately thereafter.

Unless the Company defaults in the payment of the applicable redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on and after the applicable redemption date.

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

The Company may also redeem all of the Notes at the time, at the redemption price and subject to the conditions set forth in Section 4.14(g) hereof.

Section 3.08 No Mandatory Redemption or Sinking Fund.

The Company is not required to make mandatory redemption payments with respect to the Notes. The Company may from time to time purchase Notes on the open market or otherwise in accordance with applicable laws. There will be no sinking fund payments for the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence a pro rata Asset Sale Offer (as defined in Section 4.10) to all Holders of the Notes and all holders of other Priority Lien Debt containing provisions similar to those set forth in this Section 3.09 and Section 4.10 hereof with respect to offers to purchase or redeem with the Net Cash Proceeds of sales of assets to purchase such Notes and such other Priority Lien Debt, it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of at least 30 days following its commencement but no longer than 60 days, except to the extent that a longer period is required by applicable law (the “Offer Period”). Promptly after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes and such other Priority Lien Debt required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes and other Priority Lien Debt tendered and not withdrawn in response to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail (or in the case of Global Notes, in accordance with the Applicable Procedures), a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(b) the Offer Amount, the purchase price and the Purchase Date;

(c) that any Note not validly tendered or accepted for payment shall continue to accrue interest;

(d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(f) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, an electronic transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(g) that, if the aggregate principal amount of Notes and other Priority Lien Debt surrendered by the holders thereof exceeds the Offer Amount, the Company shall select the Notes and other Priority Lien Debt to be purchased on a pro rata basis based on the principal amount of the Notes and such other Priority Lien Debt surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in minimum denominations of $1.00 or integral multiples of $1.00 in excess thereof, shall remain outstanding after such purchase); and

(h) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On the Purchase Date, the Company shall , to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Sale Offer, or if less than the Offer Amount has been validly tendered and not properly withdrawn, all Notes so tendered and not withdrawn, shall deposit by 11:00 a.m., New York City time, with the Paying Agent or Depositary an amount equal to the purchase price in respect of all Notes or portions thereof accepted for payment, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly mail or electronically send to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or electronically send (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or electronically sent by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE IV.

COVENANTS

Section 4.01 Payment of Notes.

The Company will pay or cause to be paid the principal of, premium on, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if (i) the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. New York City time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and Cash Interest, if any, then due and (ii) the Company has paid the PIK Interest in accordance with the terms of this Indenture and the Notes. Subject to the fulfillment of the Company’s obligations hereunder, for the avoidance of doubt and notwithstanding any other provision of this Indenture or the Notes, PIK Interest paid in compliance with the terms of this Indenture shall be considered paid or duly provided for, for all purposes of this Indenture and the Notes, and shall not be considered overdue.

The Company will pay interest in cash (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 2.000% per annum higher than the interest rate then applicable to Cash Interest on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

For the avoidance of doubt and notwithstanding any other provision of this Indenture or the Notes, all references herein and in the Notes to accrued interest shall include both accrued Cash Interest and accrued PIK Interest.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be made. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at the Corporate Trust Office of the Trustee. Notwithstanding the foregoing, no service of legal process may be made on the Company or any Guarantor at any office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the United States for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Reports.

(a) Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company must provide the Trustee and Holders of the Notes (or make available on EDGAR) within the time periods specified in those sections of the Exchange Act with:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Company’s certified independent accountants, and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

(b) If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this Section 4.03 with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will (1) post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC and (2) furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, so long as the Notes are not freely transferable under the Securities Act.

(c) Delivery of such reports, information and documents to the Trustee pursuant to this Section 4.03 is for informational purposes only and the Trustee’s receipt of such reports shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or any other Person’s compliance with any of its covenants hereunder or under the Notes (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall have no duty to determine whether any filings on EDGAR have been made or review or analyze any reports furnished or made available to it.

(d) Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner any information or report required by this Section 4.03 shall be deemed cured (and the Company shall be deemed to be in compliance with this Section 4.03) upon furnishing or filing such information or report as contemplated by this Section 4.03 (but without regard to the date on which such information or report is so furnished or filed); provided that such cure shall not otherwise affect the rights of the Holders of the Notes under Article VI hereof if the principal and interest have been accelerated in accordance with the terms of Article VI hereof and such acceleration has not been rescinded or cancelled prior to such cure.

To the extent not satisfied by the reporting obligations outlined above, the Company shall furnish Holders of Notes and prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. The Notes will be eligible for resale under Rule 144A.

Section 4.04 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year beginning with the fiscal year ended December 31, 2021, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and the Security Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Security Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture or the Security Documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, or interest on, the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly (the payments and other actions described in the following clauses being collectively referred to as “Restricted Payments”):

(1) declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Company’s Qualified Equity Interests) held by Persons other than the Company or any of its Restricted Subsidiaries;

(2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company held by Persons other than the Company or any of its Restricted Subsidiaries;

(3) repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Debt that is unsecured, Junior Lien Debt or Subordinated Debt (other than (x)(I) a payment of interest or principal at Stated Maturity thereof or (II) the redemption, repurchase or other acquisition or retirement for value of any Debt that is unsecured, Junior Lien Debt or Subordinated Debt, other than any 2022 Notes outstanding after the Issue Date, in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within three months of the date of such redemption, repurchase, acquisition or retirement, or (y) Debt permitted under Section 4.09(b)(3) hereof); or

(4) make any Restricted Investment.

The amount of any Restricted Payment, if other than in cash, will be the Fair Market Value, on the date of the Restricted Payment, of the assets or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment, except that the Fair Market Value of any non-cash dividend or distribution paid within 60 days after the date of its declaration shall be determined as of such date.

(b) The provisions of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with paragraph (a) of this Section 4.07;

(2) dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Company, to all holders of any class of Equity Interests of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Company;

(3) the repurchase, retirement or repayment for cash of any 2022 Notes outstanding after the Issue Date in an aggregate principal amount not to exceed the sum of (a) the greater of (I) $25.0 million and (II) 75% of the principal amount of the 2022 Notes outstanding after the Issue Date, (b) any net cash proceeds from an offering of Qualified Equity Interests that has closed no longer than 45 days prior to such repurchase, retirement or repayment and (c) no earlier than 90 days prior to their Stated Maturity, from the net cash proceeds from an offering of Additional Notes that has closed no longer than 45 days prior to such repurchase, retirement or repayment; provided that the purchase price for any 2022 Notes repurchased, retired or repaid pursuant to this clause (3) is (w) less than 50% of the principal amount of such notes, plus accrued and unpaid interest, if repurchased, retired or repaid more than a year prior to their Stated Maturity, (x) less than 75% of the principal amount of such notes, plus accrued and unpaid interest, if repurchased, retired or repaid between a year and 45 days prior to their Stated Maturity, or (y) no higher than 100% of the principal amount of such notes, plus accrued and unpaid interest, if repurchased, retired or repaid within 45 days prior to their Stated Maturity;

(4) the acquisition of any 2022 Notes outstanding after the Issue Date in exchange for Additional Notes in an aggregate principal amount no greater than the aggregate principal amount of the acquired 2022 Notes, plus accrued and unpaid interest;

(5) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company in exchange for Qualified Equity Interests of the Company;

(6) the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Debt that is unsecured, Junior Lien Debt or Subordinated Debt in exchange for, or out of the proceeds of, a cash or non-cash contribution to the capital of the Company or a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of, Qualified Equity Interests of the Company;

(7) any Investment acquired as a capital contribution to the Company, or made in exchange for Qualified Equity Interests of the Company;

(8) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company held by current officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates or their immediate family members) of the Company or any of its Restricted Subsidiaries upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued, and Investments in the Equity Interests of the Company in connection with certain purchases or redemptions of Equity Interests held by officers, directors and employees or any employee pension benefit plan of a type specified in this Indenture; provided that the aggregate cash consideration paid therefor in any twelve-month period after the Issue Date does not exceed an aggregate amount of $5.0 million;

(9) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of any Debt that is unsecured, Junior Lien Debt, Subordinated Debt or Disqualified Stock at a purchase price not greater than 101% of the principal amount or liquidation preference thereof in the event of (i) a change of control pursuant to a provision no more favorable to the holders thereof than in Section 4.14 hereof or (ii) an asset sale pursuant to a provision no more favorable to the holders thereof than in Section 4.10 hereof, provided that, in each case, prior to the repurchase the Company has made a Change of Control Offer or an Asset Sale Offer, as applicable, and repurchased all Notes issued under this Indenture that were validly tendered for payment in connection with the Change of Control Offer or an Asset Sale Offer, as applicable;

(10) cash payments in lieu of fractional shares upon exercise of options or warrants or conversion or exchange of convertible securities, repurchases of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such securities represent a portion of the exercise price of such options, warrants or other convertible securities and repurchases of Equity Interests in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the Taxes payable by such director or employee upon such grant or award;

(11) Restricted Payments, other than with respect to dividends or share repurchases, in an aggregate amount taken together with all other Restricted Payments made pursuant to this Section 4.07(b)(11) not to exceed $5.0 million;

(12) [reserved];

(13) open-market repurchases of any Priority Lien Debt (which term, for the avoidance of doubt, would not include any 2022 Notes outstanding after the Issue Date), so long as, immediately after giving pro forma effect to any such repurchase, the Company’s Minimum Liquidity shall be not less than $200.0 million;

(14) repurchases of Notes by the Company pursuant to the Issue Date Offer; and

(15) the issuance of Additional Notes in exchange for Co-Issuer Notes, up to the Maximum Amount, pursuant to the Co-Issuer Notes Indenture;

provided that, in the case of clauses (8), (9), (11), (13) and (14) no Default has occurred and is continuing or would occur as a result thereof.

For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment permitted pursuant to this Section 4.07 or a Permitted Investment meets the criteria of more than one of the categories of Restricted Payment described in clauses (1) through (15) of Section 4.07(b) hereof or one or more clauses of the definition of Permitted Investments, the Company shall be permitted to classify such Restricted Payment or Permitted Investment on the date it is made, or later reclassify all or a portion of such Restricted Payment or Permitted Investment, in any manner that complies with this Section 4.07, and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this Section 4.07 or of the definition of Permitted Investments. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Subject to the provisions of Section 4.08(b) below, the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Equity Interests to the Company or any other Restricted Subsidiary;

(2) pay any Debt or other liabilities owed to the Company or any other Restricted Subsidiary;

(3) make loans or advances to the Company or any other Restricted Subsidiary; or

(4) sell, lease or transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b) The restrictions in Section 4.08(a) hereof will not apply to any encumbrances or restrictions:

(1) agreements governing Debt as in effect on the Issue Date, including pursuant to the Existing Credit Facility or the LC Agreement and the other documents relating to the Existing Credit Facility or the LC Agreement, and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of those agreements; provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the Holders than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

(2) existing pursuant to this Indenture, the Notes, the Note Guarantee or the Security Documents;

(3) existing under or by reason of applicable law, rule, regulation or order;

(4) existing under any agreements or other instruments of, or with respect to:

(A) any Person, or the property or assets of any Person, at the time the Person is acquired by the Company or any Restricted Subsidiary, or

(B) any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary;

which encumbrances or restrictions (x) are not applicable to any other Person or the property or assets of any other Person and (y) were not put in place in anticipation of such event and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing, provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the Holders than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

(5) of the type described in Section 4.08(a)(4) arising or agreed to (i) in the ordinary course of business that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or similar contract, including with respect to intellectual property, (ii) that restrict in a customary manner, pursuant to provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements, the transfer of ownership interests in, or assets of, such partnership, limited liability company, Joint Venture or similar Person or (iii) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, the Company or any Restricted Subsidiary;

(6) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock of, or property and assets of, the Restricted Subsidiary pending closing of such sale or disposition that is permitted by this Indenture;

(7) consisting of customary restrictions pursuant to any Permitted Receivables Financing;

(8) existing pursuant to Permitted Refinancing Debt; provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Debt are, taken as a whole, no less favorable in any material respect to the Holders than those contained in the agreements governing the Debt being refinanced;

(9) consisting of restrictions on cash or other deposits or net worth imposed by lessors, customers, suppliers or required by insurance surety bonding companies or in connection with any reclamation activity of the Company or a Restricted Subsidiary, in each case, in the ordinary course of business;

(10) existing pursuant to purchase money obligations for property acquired in the ordinary course of business and Finance Leases or operating leases or Mining Leases that impose encumbrances or restrictions discussed in Section 4.08(a)(4) on the property so acquired or covered thereby;

(11) existing pursuant to any agreement or instrument relating to any Debt permitted to be Incurred by a Foreign Subsidiary subsequent to the Issue Date pursuant to Section 4.09 hereof, which encumbrances or restrictions are customary for a financing or agreement of such type (as determined in good faith by the Company), and the Company determines in good faith that such encumbrances and restrictions will not materially affect the Company’s ability to make principal or interest payments on the Notes as and when they become due;

(12) existing pursuant to customary provisions in joint venture, operating or similar agreements, asset sale agreements and stock sale agreements required in connection with the entering into of such transaction;

(13) existing pursuant to any agreement or instrument relating to any Debt permitted to be Incurred subsequent to the Issue Date by Section 4.09 hereof if such encumbrances and restrictions are, taken as a whole, no less favorable in any material respect to the Holders than is customary in comparable financings (as determined in good faith by the Company), and the Company determines in good faith that such encumbrances and restrictions will not materially affect the Company’s ability to make principal or interest payments on the Notes as and when they become due; and

(14) existing under or by reason of any Debt secured by a Lien permitted to be Incurred pursuant to Section 4.09 and Section 4.12 hereof that limit the right of the Company or any Restricted Subsidiary to dispose of the assets securing such Debt.

Section 4.09 Incurrence of Debt and Issuance of Disqualified Stock or Preferred Stock.

(a) The Company (1) will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Debt (including Acquired Debt) or Disqualified Stock, and (2) will not permit any of its Restricted Subsidiaries to Incur any Preferred Stock (other than Disqualified Stock or Preferred Stock of Restricted Subsidiaries held by the Company or a Restricted Subsidiary, so long as it is so held); provided that the Company or any Restricted Subsidiary may Incur Debt (including Acquired Debt) or Disqualified Stock and any Restricted Subsidiary may Incur Preferred Stock if, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio of the Company is not less than 2.25:1.00 (the “Fixed Charge Coverage Ratio Test”); provided that the maximum aggregate principal amount of Debt, Disqualified Stock or Preferred Stock that non-Guarantor Restricted Subsidiaries may incur under this subsection (a) is $50.0 million outstanding at any time.

(b) The provisions of Section 4.09(a) hereof will not prohibit the Incurrence of any of the following items of Debt (“Permitted Debt”):

(1) Incurrence by the Company and the Guarantors of Priority Lien Debt in an aggregate principal amount (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) at any one time outstanding not to exceed the Priority Lien Cap and any related guarantees thereof;

(2) Incurrence by the Company and its Restricted Subsidiaries of Existing Debt (other than Debt described in clause (1) of this Section 4.09(b);

(3) Debt of (i) the Company or a Guarantor owed to the Company or any Guarantor so long as the Debt continues to be owed to the Company or a Guarantor, (ii) any Restricted Subsidiary that is not a Guarantor owed to any other Restricted Subsidiary that is not a Guarantor, (iii) the Company or a Guarantor owed to any Restricted Subsidiary that is not a Guarantor; provided that the Debt incurred under this clause (iii) is subordinated in right of payment to the Notes and (iv) any Restricted Subsidiary that is not a Guarantor to the Company or a Guarantor; provided that the Debt incurred under this clause (iv) is incurred in the ordinary course of business and consistent with past practice;

(4) Debt constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, replace, refinance or refund, including by way of defeasance (all of the above, for purposes of this clause, “refinance”) then outstanding Debt (“Permitted Refinancing Debt”) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clauses (1), (4), (8), (9), (16) or (17) of this Section 4.09(b) in an amount not to exceed the principal amount of the Debt so refinanced, plus premiums, fees and expenses; provided that:

(A) in case the Debt to be refinanced is subordinated in right of payment to the Notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Debt to be refinanced is subordinated to the Notes;

(B) (x) the new Debt does not have a Stated Maturity prior to the Stated Maturity of the Debt to be refinanced, and the Average Life of the new Debt is at least equal to the remaining Average Life of the Debt to be refinanced or (y) the new debt does not have a Stated Maturity prior to the Stated Maturity of the Notes, and the Average Life of the new Debt is at least equal to the remaining Average Life of the Notes;

(C) in no event may Debt of the Company, the Pledgor or any Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is neither a Guarantor, the Pledgor nor the Company; and

(D) in case the Debt to be refinanced is secured, the Liens securing such new Debt have a Lien priority equal to or junior to the Liens securing the Debt being refinanced;

(5) Bank Products Obligations and Permitted Hedging Agreements of the Company or any Restricted Subsidiary;

(6) Debt of the Company or any Restricted Subsidiary in connection with one or more standby or trade-related letters of credit, performance bonds, bid bonds, appeal bonds, bankers acceptances, insurance obligations, reclamation obligations, bank guarantees, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;

(7) Debt arising from agreements of the Company or any Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or any Subsidiary;

(8) [reserved];

(9) Debt of the Company or any Restricted Subsidiary Incurred to finance the acquisition, construction or improvement of any assets, including Finance Lease Obligations and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets before the acquisition thereof; provided that the aggregate principal amount at any time outstanding of any Debt Incurred pursuant to this clause, including all Permitted Refinancing Debt Incurred to refund, refinance or replace any Debt Incurred pursuant to this clause (9), may not exceed the greater of (a) $100.0 million and (b) 2.0% of Consolidated Net Tangible Assets; provided that such amount may be increased by the then-outstanding principal amount of any operating lease in existence on the Issue Date that is actually restructured to a Finance Lease after the Issue Date;

(10) (i) Debt of the Company or any Restricted Subsidiary consisting of Guarantees of Debt of any Restricted Subsidiary otherwise permitted under this Section 4.09 and (ii) Debt of any Restricted Subsidiary consisting of Guarantees of Debt of the Company otherwise permitted under this Section 4.09; provided that such Guarantee is incurred in accordance with Section 4.15 hereof;

(11) Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issue of Preferred Stock;

(12) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(13) Debt Incurred by any Foreign Restricted Subsidiary in an aggregate principal amount at any one time outstanding not to exceed $50.0 million;

(14) Debt of the Company or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply or other arrangements;

(15) Guarantees by the Company or any Restricted Subsidiary of borrowings by current or former officers, managers, directors, employees or consultants in connection with the purchase of Equity Interests of the Company by any such person in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(16) any Permitted Receivables Financing in an aggregate principal amount (or similar amount) at any time outstanding not to exceed the greater of (i) $250.0 million and (ii) 3.5% of Consolidated Net Tangible Assets;

(17) Debt of the Company consisting of (i) Additional Notes issuable in exchange for Co-Issuer Notes and (ii) Debt under the LC Agreement issuable in exchange for Debt outstanding under the New Co-Issuer Term Loan Facility, as applicable, up to the Maximum Amount, pursuant to the Co-Issuer Notes Indenture;

(18) Debt consisting of Additional Notes that is incurred solely in connection with the repurchase, retirement, repayment or exchange for 2022 Notes pursuant to Section 4.07(b)(3) or Section 4.07(b)(4) hereof; and

(19) Debt of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount at any time outstanding not to exceed $10.0 million.

The Company will not incur, and will not permit any Guarantor to incur, any Debt (including Permitted Debt) that is contractually subordinated in right of payment to any other Debt of the Company or such Guarantor unless such Debt is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Debt will be deemed to be contractually subordinated in right of payment to any other Debt of the Company solely by virtue of being unsecured or by virtue of being secured on junior priority basis.

(c) For purposes of determining compliance with this Section 4.09 and Section 4.12, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) of Section 4.09(b) hereof, or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company will be permitted to classify such item of Debt on the date of its Incurrence, or later reclassify all or a portion of such item of Debt, in any manner that complies with this Section 4.09. Notwithstanding the foregoing, all Priority Lien Debt will be deemed to have been Incurred in reliance on the exception provided in Section 4.09(b)(1) hereof.

(d) The accrual of interest or Preferred Stock dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest on any Debt in the form of additional Debt with the same terms, the reclassification of Preferred Stock as Debt due to a change in accounting principles, and the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares of the same class of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Debt or an issuance of Preferred Stock or Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Debt was incurred. Notwithstanding any other provision of this Section 4.09, the maximum amount of Debt that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e) The amount of any Debt outstanding as of any date will be:

(1) the accreted value of the Debt, in the case of any Debt issued with original issue discount;

(2) the principal amount of the Debt, in the case of any other Debt; and

(3) in respect of Debt of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Debt of the other Person.

Section 4.10 Asset Sales.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Sale unless the following conditions are met:

(1) The Asset Sale is for at least Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale).

(2) At least 75% of the aggregate consideration received by the Company or its Restricted Subsidiaries for such Asset Sale consists of cash or Cash Equivalents. For purposes of this clause (2), each of the following shall be considered to be cash or Cash Equivalents:

(A) the assumption by the purchaser of Debt or other obligations or liabilities (as shown on the Company’s most recent balance sheet or in the footnotes thereto) (other than Subordinated Debt or other obligations or liabilities subordinated in right of payment to the Notes) of the Company or a Restricted Subsidiary pursuant to operation of law or a customary novation or assumption agreement;

(B) Additional Assets;

(C) instruments, notes, securities or other obligations received by the Company or such Restricted Subsidiary from the purchaser that are promptly, but in any event within 90 days of the closing, converted by the Company or such Restricted Subsidiary to cash or Cash Equivalents, to the extent of the cash or Cash Equivalents actually so received; and

(D) any Designated Non-Cash Consideration received by the Company or such Restricted Subsidiary in the Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (D) that is at that time outstanding, not to exceed the greater of (x) $70.0 million and (y) 2.0% of the Company’s Consolidated Net Tangible Assets at the time of receipt of such outstanding Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(3) Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company or a Restricted Subsidiary may apply an amount equal to such Net Cash Proceeds at its option:

(A) to permanently prepay, repay, redeem, reduce or repurchase Debt as follows:

(i) if the assets subject to such Asset Sale constitute Collateral, to prepay, repay, redeem, reduce or purchase Priority Lien Debt on a pro rata basis; provided that all reductions of (or offers to reduce) Obligations under the Notes shall be made as provided under Section 3.07 hereof, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof plus accrued unpaid interest, to, but not including, the date of redemption) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, to, but not including, the date of redemption, on the amount of Notes that would otherwise be prepaid;

(ii) subject to clause (iii) of this Section 4.10(a)(3)(A), if the assets subject to such Asset Sale do not constitute Collateral, to prepay, repay, redeem, reduce or purchase Obligations under other Debt of the Company or a Guarantor (and, if the Debt prepaid, repaid, redeemed, reduced or purchased is revolving credit Debt, to correspondingly reduce commitments with respect thereto); provided that the Company shall equally and ratably prepay, repay, redeem, reduce or purchase (or offer to prepay, repay, redeem, reduce or purchase, as applicable) Obligations under the Notes on a pro rata basis; provided further that all reductions of Obligations under the Notes shall be made as provided under Section 3.07 hereof, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof plus accrued and unpaid interest, other than any PIK Interest included in the Accreted Value of such Notes, to, but not including, the date of redemption) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, to, but not including, the date of redemption, on the amount of Notes that would otherwise be prepaid; or

(iii) if the assets subject to such Asset Sale are the property or assets of a Non-Guarantor Restricted Subsidiary, to prepay, repay, redeem, reduce or purchase Debt of such Restricted Subsidiary, other than Debt owed to the Company or any Restricted Subsidiary;

(B) to acquire land, reserves, property, plant and equipment useful to the conduct of its current mining business; or

(C) to make capital expenditures in a Permitted Business;

A binding commitment to make an acquisition, expenditure or any combination thereof in compliance with clauses (B) and (C) shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment; provided that (x) such investment is consummated within 360 days after the earlier of the making of such commitment and the end of the 360-day period referred to in the first sentence of this Section 4.10(a)(3) (it being understood that if such commitment is for any purchase, lease or other arrangement for mineral or surface rights, the Net Cash Proceeds need only be applied as and when installments are due and payable) and (y) if such acquisition is not consummated within the period set forth in subclause (x) or such binding commitment is terminated, the Net Cash Proceeds not so applied will be deemed to be Excess Proceeds (as defined below).

Notwithstanding the foregoing, to the extent that (i) a distribution of any or all of the Net Cash Proceeds of any Asset Sales by a Foreign Subsidiary that is non-Guarantor Restricted Subsidiary to the Company is prohibited or delayed by applicable local law or (ii) a distribution of any or all of the Net Cash Proceeds of any Assets Sales by a Foreign Subsidiary that is a non-Guarantor Restricted Subsidiary to the Company could result in material adverse tax consequences, as determined by the Company in its sole discretion, the portion of such Net Cash Proceeds so affected will not be required to be applied in compliance with this Section 4.10; provided that within 360 days of the receipt of such Net Cash Proceeds, the Company shall use commercially reasonable efforts to permit repatriation of the proceeds that would otherwise be subject to this Section 4.10 without violating local law or incurring material adverse tax consequences, and, if such proceeds may be repatriated, within such 360 day period, such proceeds shall be required to be applied in compliance with this Section 4.10.

(4) The Net Cash Proceeds of an Asset Sale not applied pursuant to clause (3) within 360 days of the Asset Sale constitute “Excess Proceeds.” Excess Proceeds of less than $25.0 million will be carried forward and accumulated. When the aggregate amount of the accumulated Excess Proceeds equals or exceeds such amount, the Company must, within 30 days, make an offer to purchase Notes (an “Asset Sale Offer”) having an Accreted Value equal to:

(A) accumulated Excess Proceeds, multiplied by

(B) a fraction (x) the numerator of which is equal to the outstanding aggregate Accreted Value of the Notes and (y) the denominator of which is equal to the outstanding aggregate Accreted Value and/or aggregate principal amount, as applicable, of the Notes and all other Priority Lien Debt similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale;

rounded down to the nearest $1,000. The purchase price for any Asset Sale Offer will be 100% of the Accreted Value, plus accrued and unpaid interest, if any, other than any PIK Interest included in the Accreted Value of such Notes, to, but excluding, the date of purchase, prepayment or redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). If the Asset Sale Offer is for less than all of the outstanding Notes and Notes in an aggregate Accreted Value in excess of the purchase amount are tendered and not withdrawn pursuant to the Asset Sale Offer, the Company will purchase Notes having an aggregate principal amount equal to the Accreted Value on a pro rata basis (in the case of Global Notes, subject to the applicable procedures of DTC), with adjustments so that only Notes in multiples of $1.00 principal amount (and in a minimum principal amount of $1.00) will be purchased. Upon completion of the Asset Sale Offer, Excess Proceeds will be reset to zero, and any Excess Proceeds remaining after consummation of the Asset Sale Offer may be used for any purpose not otherwise prohibited by this Indenture.

(b) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each purchase of Notes pursuant to an Asset Sale Offer pursuant to this Section 4.10. To the extent that the provisions of any securities laws or regulations conflict with Section 3.09 hereof or this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.10 by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of the Company or any Restricted Subsidiary (a “Related Party Transaction”) involving aggregate consideration in excess of $25.0 million, unless the Related Party Transaction is on fair and reasonable terms that are not materially less favorable (as reasonably determined by the Company) to the Company or any of the relevant Restricted Subsidiaries than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company.

(b) Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $50.0 million must first be approved by a majority of the Board of Directors of the Company who are disinterested in the subject matter of the transaction pursuant to a resolution by the Board of Directors of the Company.

(c) Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $100.0 million, the Company must deliver to the Trustee an opinion from an accounting, appraisal, or investment banking firm of national standing in the applicable jurisdiction (i) stating that its terms are not materially less favorable to the Company or any of the relevant Restricted Subsidiaries that would have been obtained in a comparable transaction with an unrelated Person or (ii) as to the fairness to the Company or any of the relevant Restricted Subsidiaries of such Related Party Transaction from a financial point of view.

(d) The following items shall not be subject to the provisions of Section 4.11(a), Section 4.11(b) and Section 4.11(c) hereof:

(1) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries of the Company;

(2) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;

(3) any Permitted Investment or any Restricted Payment permitted in Section 4.07 hereof;

(4) any issuance of Equity Interests (other than Disqualified Equity Interests) of the Company;

(5) loans or advances to officers, directors or employees of the Company in the ordinary course of business of the Company or its Restricted Subsidiaries or Guarantees in respect thereof or otherwise made on their behalf (including payment on such Guarantees) but only to the extent permitted by applicable law, including the Sarbanes-Oxley Act of 2002;

(6) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with officers and employees of the Company or any of its Restricted Subsidiaries that are Affiliates of the Company and the payment of compensation to such officers and employees (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans) so long as such agreement has been entered into in the ordinary course of business;

(7) transactions with customers, clients, suppliers, joint venture partners, managers, operators or purchasers or sellers of goods or services (including pursuant to joint venture agreements) in the ordinary course of business on terms at least as favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Company, as determined in good faith by the Company;

(8) (i) transactions arising under the Management Services Agreements and any indemnification and reimbursement payments required thereunder, provided that the aggregate amount of all such fees and payments may not exceed $15.0 million in any calendar year, (ii) any tax sharing payments to the Company or its Affiliates, and (iii) transactions arising under any other contract, agreement, instrument or other arrangement in effect on the Issue Date, as amended, modified or replaced from time to time so long as the amended, modified or new arrangements, taken as a whole at the time such arrangements are entered into, are not materially less favorable to the Company and its Restricted Subsidiaries than those in effect on the Issue Date;

(9) transactions entered into as part of a Permitted Receivables Financing;

(10) transactions with any Affiliate in its capacity as a holder of Debt or Equity Interests; provided that such Affiliate owns less than a majority of the interests of the relevant class and is treated the same as other holders;

(11) payments to or from, and transactions with, any joint ventures or similar arrangements (including, without limitation, any cash management activities relating thereto); provided that such arrangements are on terms no less favorable to the Company and its Restricted Subsidiaries in any material respect, on the one hand, than to the relevant joint venture partner and its Affiliates, on the other hand, taking into account all related agreements and transactions entered in by the Company and its Restricted Subsidiaries, on the one hand, and the relevant joint venture partner and its Affiliates, on the other hand;

(12) any lease or sublease of equipment to any Affiliate in the ordinary course of business on terms at least as favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Company, as determined in good faith by the Company; and

(13) any agreements entered into in connection with the Refinancing Transactions.

Section 4.12 Liens.

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, to secure any Debt other than Permitted Liens.

Section 4.13 Corporate Existence.

(a) Subject to Article V hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if senior management of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.14 Offer to Repurchase Upon Change of Control.

(a) Not later than 30 days following a Change of Control, the Company will make an offer to purchase (a “Change of Control Offer”) all outstanding Notes at a purchase price equal to 101% of the Accreted Value of the Notes repurchased plus accrued and unpaid interest, if any, other than any PIK Interest included in the Accreted Value of such Notes, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Notes pursuant to this Section 4.14 in the event that (i) during the 30-day period following such Change of Control, the Company has given the notice to exercise its right to redeem all the Notes under the terms described in Section 3.07 hereof and redeemed such Notes in accordance with such notice, unless and until there is a default in payment of the applicable redemption price or (ii) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the offer.

(b) Not later than 30 days following any Change of Control, the Company shall send, by first class mail (or in the case of Global Notes, in accordance with the Applicable Procedures), to each Holder a written offer, which shall govern the terms of the Change of Control Offer, with a copy of such offer to the Trustee. In addition to including information concerning the business of the Company and its Subsidiaries that the Company in good faith believes will enable the Holders to make an informed decision with respect to the Change of Control Offer, the offer shall also state, among other things:

(1) that a Change of Control has occurred and a Change of Control Offer is being made as provided for herein, and that, although Holders are not required to tender their Notes, all Notes that are validly tendered shall be accepted for payment;

(2) the principal amount of Notes subject to the Change of Control Offer, the Change of Control Payment and the expiration date of the Change of Control Offer, which will be no earlier than 30 days and no later than 60 days after the date such written notice to the Holders and the Trustee is sent and a settlement date for purchase (the “Change of Control Payment Date”) not more than five Business Days after the expiration date;

(3) that any Note accepted for payment pursuant to the Change of Control Offer (and duly paid for on the Change of Control Payment Date) shall cease to accrue interest after the Change of Control Payment Date;

(4) that any Notes (or portions thereof) not validly tendered shall continue to accrue interest;

(5) that any Holder electing to have a Note purchased pursuant to any Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least one (1) Business Day before the Change of Control Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the close of business on the expiration date of the Change of Control Offer, an electronic transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(7) the instructions and any other information necessary to enable Holders to tender their Notes (or portions thereof) and have such Notes (or portions thereof) purchased pursuant to the Change of Control Offer.

If the Change of Control Offer is sent prior to the occurrence of the Change of Control, it may be conditioned upon the consummation of the Change of Control.

(c) On or before the Change of Control Payment Date, the Company shall, to the extent lawful, accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer. Promptly after such acceptance, on the Change of Control Payment Date, the Company will:

(1) deposit by 11:00 a.m., New York City time, with the Paying Agent or Depositary an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(2) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(d) Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and cancelled at the option of the Company. Notes purchased by a third party pursuant to the preceding sections will have the status of Notes issued and outstanding.

(e) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the Notes pursuant to a Change of Control Offer under this Section 4.14. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this Section 4.14 by virtue of such compliance.

(f) On the Change of Control Payment Date, the Paying Agent shall mail or electronically send to each Holder of Notes accepted for payment the Change of Control Payment for such Notes (or, if all the Notes are then issued in the form of Global Notes, make such payment through the facilities of the Depositary), and the Company shall promptly issue a new Note, and the Trustee, upon receipt of a Company Order, shall authenticate and mail or electronically send (or cause to be transferred by book entry) to each Holder such new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be in a minimum principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. Interest on the Notes purchased will cease to accrue on and after the Change of Control Payment Date.

(g) In the event that Holders of not less than 90% of the aggregate Accreted Value of the outstanding Notes accept a Change of Control Offer and the Company (or the third party making the Change of Control Offer in lieu of the Company) purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior written notice to the Holders and the Trustee, given not more than 30 days following the purchase pursuant to the Change of Control Offer, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus accrued and unpaid interest on the Notes redeemed from the date of purchase, other than any PIK Interest included in the Accreted Value of such Notes, to, but excluding, the date of redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

Section 4.15 Additional Note Guarantees.

If and for so long as any Domestic Restricted Subsidiary of the Company, directly or indirectly, Guarantees any Debt of the Company or any other Guarantor, such Subsidiary shall become a Guarantor and execute a supplemental indenture with the Trustee substantially in the form of Exhibit F hereto within 30 days, and if the guaranteed Debt is Subordinated Debt, the Guarantee of such guaranteed Debt must be subordinated in right of payment to the Note Guarantee to at least the extent that the guaranteed Debt is subordinated to the Notes.

Section 4.16 Designation of Restricted and Unrestricted Subsidiaries.

(a) Without affecting the status of any Unrestricted Subsidiaries as of the Issue Date, the Company shall not designate any Subsidiary to be an Unrestricted Subsidiary after the Issue Date.

(b) The Company may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

(c) Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,

(1) all of its Debt and Disqualified Stock or Preferred Stock will be deemed Incurred at that time for purposes of Section 4.09 hereof but will not be considered the sale or issuance of Equity Interests for purposes of Section 4.10 hereof;

(2) Investments therein previously charged under Section 4.07 hereof will be credited thereunder;

(3) it may be required to issue a Note Guarantee pursuant to Section 4.15 hereof; and

(4) it will thenceforward be subject to the provisions of this Indenture as a Restricted Subsidiary.

(d) Any designation by the Company of a Subsidiary as a Restricted Subsidiary will be evidenced to the Trustee by promptly filing with the Trustee an Officer’s Certificate certifying that the designation complied with the foregoing provisions.

Section 4.17 Issue Date Offer.

(a) Within 15 days of the Issue Date, the Company must make an offer to purchase up to $22.5 million in aggregate Accreted Value of Notes (the “Issue Date Offer”) at a purchase price equal to 80% of the Accreted Value of the Notes to be repurchased, plus accrued and unpaid interest, if any, other than any PIK Interest included in the Accreted Value of such Notes, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date) (the “Issue Date Offer Payment”). The Applicable Premium will not be payable in connection with the Issue Date Offer.

(b) Within 15 days of the Issue Date, the Company shall send, by first class mail (or in the case of Global Notes, in accordance with the Applicable Procedures), to each Holder a written offer, which shall govern the terms of the Issue Date Offer, with a copy of such offer to the Trustee. In addition to including information concerning the business of the Company and its Subsidiaries that the Company in good faith believes will enable the Holders to make an informed decision with respect to the Issue Date Offer, the offer shall also state, among other things:

(1) that an Issue Date Offer is being made as provided for herein, and that, although Holders are not required to tender their Notes, up to $22.5 million in aggregate Accreted Value of Notes that are validly tendered shall be accepted for payment;

(2) the expiration date of the Issue Date Offer, which will be no earlier than 30 days and no later than 60 days after the date such written notice to the Holders and the Trustee is sent, and a settlement date for purchase (the “Issue Date Offer Payment Date”) not more than five Business Days after the expiration date;

(3) that any Note accepted for payment pursuant to the Issue Date Offer (and duly paid for on the Issue Date Offer Payment Date) shall cease to accrue interest after the Issue Date Payment Date;

(4) that any Notes (or portions thereof) not validly tendered shall continue to accrue interest;

(5) that any Holder electing to have a Note purchased pursuant to the Issue Date Offer (that is accepted for payment) shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least one (1) Business Day before the Issue Date Offer Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the close of business on the expiration date of the Issue Date Offer, an electronic transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(7) the instructions and any other information necessary to enable Holders to tender their Notes (or portions thereof) and have such Notes (or portions thereof) purchased pursuant to the Issue Date Offer.

(c) On or before the Issue Date Offer Payment Date, the Company shall, to the extent lawful, accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Issue Date Offer. Promptly after such acceptance, on the Issue Date Offer Payment Date, the Company will:

(1) deposit by 11:00 a.m., New York City time, with the Paying Agent or Depositary an amount equal to the Issue Date Offer Payment in respect of all Notes or portions thereof so tendered; and

(2) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(d) On the Issue Date Offer Payment Date, the Paying Agent shall mail or electronically send to each Holder of Notes accepted for payment the Issue Date Offer Payment for such Notes (or, if all the Notes are then issued in the form of Global Notes, make such payment through the facilities of the Depositary), and the Company shall promptly issue a new Note, and the Trustee, upon receipt of a Company Order, shall authenticate and mail or electronically send (or cause to be transferred by book entry) to each Holder such new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be in a minimum principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. Interest on the Notes purchased will cease to accrue on and after the Issue Date Offer Payment Date.

(e) If the aggregate Accreted Value of Notes surrendered in the Issue Date Offer exceeds $22.5 million in aggregate Accreted Value, the Company will select the Notes (in the case of Global Notes, subject to the applicable procedures of DTC) to be purchased on a pro rata basis with such adjustments as needed so that no notes in an unauthorized denomination are purchased in part based on the aggregate Accreted Value of the notes tendered.

(f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the Notes pursuant to an Issue Date Offer pursuant to this Section 4.17. To the extent that the provisions of any securities laws or regulations conflict with the Issue Date Offer provisions in this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Issue Date Offer provisions of this Indenture by virtue of such compliance.

Section 4.18 Debt Repurchase Mandatory Offer.

(a) If for any fiscal quarter of the Company ending on or before September 30, 2024 (“Debt Repurchase Quarterly Period”), the Company makes any open-market repurchases of Priority Lien Debt (which term, for the avoidance of doubt, would not include any 2022 Notes outstanding after the Issue Date) pursuant to Section 4.07(b)(13) hereof, the Company must, within 30 days of the end of such Debt Repurchase Quarterly Period, make an offer to purchase an aggregate Accreted Value and/or aggregate principal and commitment amounts, as applicable, on a pro rata basis, of (i) Notes and (ii) Priority Lien Debt incurred under the LC Agreement in accordance with the mechanics set forth therein (a “Debt Repurchase Mandatory Offer”) equal to 25% of the aggregate principal and commitment amounts of Debt repurchased during the applicable Debt Repurchase Quarterly Period (the “Available Repurchase Amount”); provided, that any repurchase of Notes and/or Priority Lien Debt by the Company pursuant to the Issue Date Offer and pursuant to Section 2.21(a) of the LC Agreement and/or Debt Repurchase Mandatory Offer provisions of this Indenture, as applicable, will not be subject to the Debt Repurchase Mandatory Offer provisions of this Indenture; provided further that any such offer to purchase aggregate Accreted Value of Notes shall be rounded down to the nearest $1,000 principal amount.

(b) The purchase price for any Notes and Priority Lien Debt repurchased in such Debt Repurchase Mandatory Offer will be at a price to Accreted Value and/or principal and commitment amounts, as applicable, that is the weighted-average repurchase price for all Debt repurchased during the applicable Debt Repurchase Quarterly Period (other than as pursuant to a prior Debt Repurchase Mandatory Offer), plus accrued and unpaid interest, other than any PIK Interest included in the Accreted Value of such Notes, commitment fees and letter of credit fees, if any, to, but not including, the date of purchase (subject, with respect to the Notes, to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

(c) Within 30 days of the end of a Debt Repurchase Quarterly Period in which the Company makes any open-market repurchases of Priority Lien Debt pursuant to Section 4.07(b)(13) hereof, the Company shall send, by first class mail (or in the case of Global Notes, in accordance with the Applicable Procedures), to each Holder a written offer, which shall govern the terms of the Debt Repurchase Mandatory Offer, with a copy of such offer to the Trustee. In addition to including information concerning the business of the Company and its Subsidiaries that the Company in good faith believes will enable the Holders to make an informed decision with respect to the Debt Repurchase Mandatory Offer, the offer shall also state, among other things:

(1) that the Company has made open-market repurchases of Priority Lien Debt during a Debt Repurchase Quarterly Period and a Debt Repurchase Mandatory Offer is being made as provided for herein, and that, although Holders are not required to tender their Notes, an aggregate principal and commitment amounts of Notes and/or Priority Lien Debt up to the Available Repurchase Amount that are validly tendered shall be accepted for payment;

(2) the expiration date of the Debt Repurchase Mandatory Offer, which will be no earlier than 30 days and no later than 60 days after the date such written notice to the Holders and the Trustee is sent, and a settlement date for purchase (the “Debt Repurchase Mandatory Offer Payment Date”) not more than five Business Days after the expiration date;

(3) that any Note accepted for payment pursuant to the Debt Repurchase Mandatory Offer (and duly paid for on the Debt Repurchase Mandatory Offer Payment Date) shall cease to accrue interest after the Debt Repurchase Mandatory Offer Payment Date;

(4) that any Notes (or portions thereof) not validly tendered shall continue to accrue interest;

(5) that any Holder electing to have a Note purchased pursuant to the Debt Repurchase Mandatory Offer (that is accepted for payment) shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least one (1) Business Day before the Debt Repurchase Mandatory Offer Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the close of business on the expiration date of the Debt Repurchase Mandatory Offer, an electronic transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(7) the instructions and any other information necessary to enable Holders to tender their Notes (or portions thereof) and have such Notes (or portions thereof) purchased pursuant to the Debt Repurchase Mandatory Offer.

(d) On or before the Debt Repurchase Mandatory Offer Payment Date, the Company shall, to the extent lawful, accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Debt Repurchase Mandatory Offer. Promptly after such acceptance, on the Debt Repurchase Mandatory Offer Payment Date, the Company will:

(1) deposit by 11:00 a.m., New York City time, with the Paying Agent or Depositary an amount equal to the Debt Repurchase Mandatory Offer Payment in respect of all Notes or portions thereof so tendered; and

(2) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(e) On the Debt Repurchase Mandatory Offer Payment Date, the Paying Agent shall mail or electronically send to each Holder of Notes accepted for payment the Debt Repurchase Mandatory Offer Payment for such Notes (or, if all the Notes are then issued in the form of Global Notes, make such payment through the facilities of the Depositary), and the Company shall promptly issue a new Note, and the Trustee, upon receipt of a Company Order, shall authenticate and mail or electronically send (or cause to be transferred by book entry) to each Holder such new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be in a minimum principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. Interest on the Notes purchased will cease to accrue on and after the Debt Repurchase Mandatory Offer Payment Date.

(f) If the aggregate Accreted Value and/or aggregate principal and commitment amounts, as applicable, of Notes and such other Priority Lien Debt surrendered in a Debt Repurchase Mandatory Offer exceeds the Available Repurchase Amount, the Company will select the Notes (in the case of Global Notes, subject to the applicable procedures of DTC) and the Company will select such other Priority Lien Debt to be purchased on a pro rata basis with such adjustments as needed so that no Notes or Priority Lien Debt in an unauthorized denomination are purchased in part based on the aggregate Accreted Value and/or aggregate principal amount, as applicable, of the Notes and such other Priority Lien Debt tendered.

(g) To the extent that the aggregate Accreted Value and/or aggregate principal amount, as applicable, of Notes and such other Priority Lien Debt tendered pursuant to a Debt Repurchase Mandatory Offer is less than the Available Repurchase Amount, the Company may use any remaining Available Repurchase Amount (any such amount, “Retained Excess Available Repurchase Amount”) for any Debt open-market repurchases; provided, that any repurchases of Debt by the Company with Retained Excess Available Repurchase Amounts will not be subject to the provisions of this Section 4.18.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each purchase of Notes pursuant to a Debt Repurchase Mandatory Offer pursuant to this Section 4.18. To the extent that the provisions of any securities laws or regulations conflict with the Debt Repurchase Mandatory Offer provisions in this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Debt Repurchase Mandatory Offer provisions of this Indenture by virtue of such compliance.

Section 4.19 Changes in Covenants if Notes Are Rated Investment Grade.

(a) If at any time (i) the Notes are rated Investment Grade by each of S&P and Moody’s (or, if either (or both) of S&P and Moody’s have been substituted in accordance with the definition of “Rating Agencies,” by each of the then applicable Rating Agencies), (ii) no Default has occurred and is continuing under this Indenture and (iii) the Company has delivered to the Trustee an Officer’s Certificate certifying to the foregoing provisions in this

Section 4.19(a) then, beginning on that day and subject to the provisions of the following paragraph, Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.18 and 5.01(a)(3) hereof will be suspended (the “Suspension Period”).

(b) If the rating assigned to the Notes by either Rating Agency should subsequently decline to below Investment Grade, the foregoing covenants will be reinstituted as of and from the date of such rating decline (the “Reversion Date”). Calculations under the reinstated Section 4.07 hereof will be made as if Section 4.07 hereof had been in effect since the date of this Indenture except that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while Section 4.07 hereof was suspended. Furthermore, all Debt incurred during the Suspension Period will be deemed to have been incurred or issued pursuant to Section 4.09(b)(2) hereof. Notwithstanding that the suspended covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with such suspended covenants during any Suspension Period (or upon termination of any covenant Suspension Period or after that time based solely on events that occurred during the Suspension Period).

(c) The Company shall promptly deliver to the Trustee an Officer’s Certificate notifying the Trustee of any event giving rise to a Suspension Period or a Reversion Date, the date thereof and identifying the suspended covenants. The Trustee shall not have any obligation to monitor the ratings of the Notes, determine whether a Suspension Period or Reversion Date has occurred or notify holders of the occurrence or dates of any Suspension Period, suspended covenants or Reversion Date.

Section 4.20 Obligation to Maintain Ratings.

The Company shall take all necessary actions to have a rating assigned to the Notes by either Rating Agency prior to the Issue Date and to maintain a rating of the Notes by at least one Rating Agency so long as any of the Notes are outstanding.

Section 4.21 Creation and Perfection of Certain Security Interests After the Issue Date.

The Company and the Guarantors will use their respective commercially reasonable efforts to create and perfect on the Issue Date the security interests in the Collateral for the benefit of the Trustee, the Collateral Trustee and the Holders, but to the extent any such security interest is not created or perfected, the Company and the Guarantors agree to do or cause to be done all acts and things that may be required, including obtaining any required consents from third parties, to have all security interests in the Collateral duly created and enforceable and perfected, to the extent required by the Security Documents, but in no event later than 90 days (or such later date as may be agreed to in accordance with the Transaction Support Agreement and certified to the Trustee and Collateral Trustee, upon which the Trustee and Collateral Trustee may conclusively rely) thereafter. Except to the extent otherwise provided under Article XII hereof, failure to obtain such consents and create and perfect a security interest in such Collateral where required within 90 days (or such extended date, as aforesaid) after the Issue Date shall constitute an Event of Default. Neither the Trustee nor the Collateral Trustee shall have any duty or responsibility to see to or monitor the performance of the Company and its Subsidiaries with regard to their compliance with this Section 4.21.

ARTICLE V.

SUCCESSORS

Section 5.01 Consolidation, Merger or Sale of Assets.

(a) The Company will not: (x) consolidate or merge with or into any Person; or (y) sell, convey, transfer or otherwise dispose of all or substantially all of its assets, in one transaction or a series of related transactions, to any Person unless:

(1) either (x) the Company is the continuing Person or (y) the resulting, surviving or transferee Person (the “Surviving Company”) is a corporation, partnership (including a limited partnership), trust or limited liability company organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes by supplemental indenture (or other agreement or instrument, as applicable) all of the obligations of its predecessor under this Indenture, the Notes, the Note Guarantees, the Security Documents and the other Note Documents, as applicable;

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing;

(3) immediately after giving effect to the transaction on a pro forma basis, the Company (or the Surviving Company, as applicable) (i) could Incur at least $1.00 of Debt under the Fixed Charge Coverage Ratio Test or (ii) would have a Fixed Charge Coverage Ratio on a pro forma basis that is at least equal to the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; and

(4) the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (or other agreement or instrument, as applicable) (if any) comply with this Indenture;

provided, that clauses (2) and (3) of this Section 5.01(a) shall not apply (i) to the consolidation, merger, sale, conveyance, transfer or other disposition of the Company with or into a Wholly Owned Restricted Subsidiary or the consolidation, merger, sale, conveyance, transfer or other disposition of a Wholly Owned Restricted Subsidiary with or into the Company or (ii) if, in the good faith determination of the Board of Directors of the Company, whose determination is evidenced by a resolution of the Board of Directors of the Company, the sole purpose of the transaction is to change the jurisdiction of formation or incorporation of the Company, as applicable.

(b) The Company shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.

(c) No Guarantor may

(1) consolidate or merge with or into any Person, or

(2) sell, convey, transfer or otherwise dispose of all or substantially all of the Guarantor’s assets, in one transaction or a series of related transactions, to any Person, unless:

(A) the other Person is the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(B) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture (or other agreement or instrument, as applicable) all of the obligations of the Guarantor under its Note Guarantee, the Security Documents and the other Note Documents; and immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) in a transaction or other circumstance that does not violate this Indenture.

Section 5.02 Successor Corporation Substituted.

Upon the consummation of any transaction effected in accordance with Section 5.01 hereof, if the Company is not the continuing Person, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, the Notes and the other Note Documents, as applicable, with the same effect as if such Successor Company had been named as the Company in this Indenture. Upon any such substitution in the case of the Company, except for its sale, conveyance, transfer or disposition of less than all its assets, the Company will be released from its obligations under this Indenture, the Notes and the other Note Documents.

ARTICLE VI.

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default” with respect to the Notes:

(a) the Company defaults in the payment of the principal (and premium, if any) of any Note when the same becomes due and payable at final maturity, upon acceleration or redemption, or otherwise (other than pursuant to an offer to purchase pursuant to Section 4.10, 4.14, 4.17 and 4.18 );

(b) the Company defaults in the payment of interest on any Note when the same becomes due and payable, and the default continues for a period of 30 days;

(c) the Company fails to make a Change of Control Offer and thereafter accept and pay for Notes tendered when and as required pursuant to Section 4.14 hereof or the Company or any Guarantor fails to comply with Section 5.01 hereof;

(d) the Company or any Restricted Subsidiary defaults in the performance of or breach any other of its covenants or agreements in this Indenture, under the Notes or under the other Note Documents (other than a default specified in clause (a), (b) or (c) above) and the default or breach continues for a period of 60 consecutive days (or 90 consecutive days in the case of a failure to comply with Section 4.03 hereof) after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of 25% or more in aggregate principal amount of the Notes;

(e) there occurs with respect to any Debt of the Company or any of its Restricted Subsidiaries having an outstanding principal amount of $75.0 million or more (i) an event of default that results in such Debt being due and payable prior to its scheduled maturity or (ii) failure to make a principal payment on such Debt when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(f) one or more final judgments or orders for the payment of money are rendered against the Company or any of its Restricted Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes, in each case, the aggregate amount for such final judgments or orders outstanding and not paid or discharged against such Persons to exceed $75.0 million (in excess of amounts which the Company’s insurance carriers have agreed to pay under applicable policies), or its foreign currency equivalent, during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(g) the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would be a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(1) commences a voluntary case,

(2) consents to the entry of an order for relief against it in an involuntary case,

(3) consents to the appointment of a custodian of it or for all or substantially all of its property,

(4) makes a general assignment for the benefit of its creditors, or

(5) generally is unable to pay its debts as they become due;

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would be a Significant Subsidiary in an involuntary case,

(2) appoints a custodian of the Company or any of its Restricted Subsidiary that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would be a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would be a Significant Subsidiary, or

(3) orders the liquidation of the Company or any of its Restricted Subsidiary that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would be a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(i) any Note Guarantee ceases to be in full force and effect, other than in accordance the terms of this Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guarantee;

(j) the occurrence of the following:

(1) except as permitted by the Note Documents, any Note Document establishing the Priority Liens ceases for any reason to be enforceable; provided that it will not be an Event of Default under this clause (j)(1) if the sole result of the failure of one or more Note Documents to be fully enforceable is that any Priority Lien purported to be granted under such Note Documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $100.0 million, ceases to be an enforceable and perfected Priority Lien; provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 60 days after any Officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period;

(2) except as permitted by the Note Documents, any Priority Lien purported to be granted under any Note Document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $100.0 million, ceases to be an enforceable and perfected first priority Lien, subject to Permitted Liens; provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 60 days after any Officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period; and

(3) the Company or Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or Guarantor set forth in or arising under any Note Document establishing Priority Liens.

(k) (i) any termination of the Surety Transaction Support Agreement by any sureties signatory thereto, provided that such termination or terminations result in the Company or any of its Subsidiaries making payments or delivering collateral to such sureties beyond the collateral that such sureties are entitled to as of the Issue Date, and such payments or additional collateral are in excess of a Fair Market Value (or face value with respect to delivered letters of credit or guarantees) of $50.0 million in the aggregate, or (ii) any modification of the Surety Transaction Support Agreement materially adverse to the Company or any of its Subsidiaries; or

(l) the Company fails to comply with any obligation under the Transaction Support Agreement that survives or arises after the Issue Date (including any post-effective date covenant) and the default or breach continues for a period of 30 consecutive days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of 25% or more in aggregate principal amount of the Notes.

Section 6.02 Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(g) hereof or Section 6.01(h) hereof with respect to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if the notice is given by the Holders), may declare the principal of and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal and accrued interest will become immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in Section 6.01(g) hereof or Section 6.01(h) hereof occurs with respect to the Company, the principal of and accrued interest on all of the Notes then outstanding will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to their Stated Maturity, in each case, as a result of an Event of Default (including, without limitation, an Event of Default under Section 6.01(g) or Section 6.01(h) hereof (including the acceleration of any portion of the Notes by operation of law)), the greater of (i) the Applicable Premium and (ii) the amount by which the applicable redemption price set forth in the table under Section 3.07 hereof exceeds the principal amount of the Notes (the “Redemption Price Premium”), as applicable, with respect to an optional redemption of the Notes shall also be due and payable as though the Notes had been optionally redeemed on the date of such acceleration and shall constitute part of the Obligations with respect to the Notes in view of the impracticability and difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each holder’s lost profits as a result thereof. If the Redemption Price Premium becomes due and payable, it shall be deemed to be principal of the Notes and interest shall accrue on the full principal amount of the Notes (including the Redemption Price Premium) from and after the applicable triggering event, including in connection with an Event of Default specified under Section 6.01(g) or Section 6.01(h) hereof. Any Redemption Price Premium payable above shall be presumed to be liquidated damages sustained by each holder as the result of the acceleration of the Notes and the Company and the Guarantors to the extent they provide guarantees for the Notes pursuant to Article X agree that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Notes or this Indenture are satisfied, released or discharged through foreclosure, whether by judicial proceeding, deed in lieu of foreclosure, sale or collection of the Collateral or by any other means, or in connection with the restructuring, reorganization or compromise of the obligations by a plan of reorganization or otherwise. THE COMPANY, AND TO THE EXTENT APPLICABLE, THE GUARANTORS IN ANY APPLICABLE SUPPLEMENTAL INDENTURE, EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Company and if applicable, the Guarantors will expressly agree (to the fullest extent they may lawfully do so) that: (A) the Redemption Price Premium is reasonable and is the product of an arm’s length transaction between sophisticated business entities ably represented by counsel; (B) the Redemption Price Premium shall be payable notwithstanding the then prevailing market rates at the time acceleration occurs; (C) there has been a course of conduct between holders and the Company giving specific consideration in this transaction for such agreement to pay the Redemption Price Premium; and (D) the Company shall be estopped from claiming differently than as agreed to in this paragraph. The Company and if applicable, the Guarantors expressly acknowledge that their agreement to pay the Redemption Price Premium to holders as herein described was a material inducement to investors to acquire the Notes.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more holders (each a “Directing Holder”) must be accompanied by a written representation from each such holder delivered to the Company and the Trustee that such holder is not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default (a “Default Direction”) shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Company has initiated litigation with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such holder, the percentage of Notes held by the remaining holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (except with respect to any indemnity offered to the Trustee), with the effect that such Event of Default shall be deemed never to have occurred, any acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee in connection with a Default under clauses (c), (d), (e), (f) or (j) during the pendency of an Event of Default under clause (g) or (h) as a result of a bankruptcy or similar proceeding shall not require compliance with the two immediately preceding paragraphs.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Company, any holder or any other Person in acting in good faith on a Noteholder Direction.

The Holders of a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee may waive all past Defaults and rescind and annul a declaration of acceleration and its consequences if:

(a) all existing Events of Default, other than the nonpayment of the principal of, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived, and

(b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(e) hereof has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled, without any action by the Trustee or the Holders, if the Event of Default or payment default triggering such Event of Default pursuant to Section 6.01(e) hereof shall be remedied or cured, or rescinded or waived by the holders of the Debt, or the Debt that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing on the Notes, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except as otherwise provided in Section 6.02 hereof and Section 9.02 hereof. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law, this Indenture or the other Note Documents, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction (it being understood that the Trustee shall have no duty to determine whether any direction is prejudicial to any Holder). In addition, the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from the Holders. Neither the Trustee nor the Collateral Trustee shall be obligated to take any action at the direction of Holders of Notes unless such Holders have offered, and if requested, provided, to the Trustee and the Collateral Trustee indemnity or security satisfactory to the Trustee and the Collateral Trustee.

Section 6.06 Limitation on Suits.

A Holder of a Note may not institute any proceeding, judicial or otherwise, with respect to this Indenture, the Notes or the other Note Documents, or for the appointment of a receiver or trustee, or for any other remedy under this Indenture, the Notes or the other Note Documents, unless:

(a) the Holder of a Note has previously given to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of outstanding Notes have made a written request to the Trustee to institute proceedings in respect of the Event of Default in its own name as Trustee under this Indenture;

(c) the Holders of the Notes have offered and, if requested, provided to the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(d) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(e) during such 60-day period, the Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction that is inconsistent with such written request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding anything in this Indenture to the contrary, the right of any Holder of a Note to receive payment of principal of or interest on its Note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of that Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or Section 6.01(b) hereof occurs and is continuing, the Trustee is authorized to recover a judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

Subject to the Collateral Trust Agreement, if the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

First: to the Trustee and the Collateral Trustee, their respective agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Collateral Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Company or the Guarantors or to such other party as a court of competent jurisdiction shall direct.

The Trustee, upon written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE VII.

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default that is actually known to a Responsible Officer of the Trustee:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations stated therein).

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraphs (b) or (e) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (e) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holders, unless such Holder has offered (and if requested, provided) to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. The Trustee shall not be required to give any bond or surety in respect of the performance of its powers or duties under this Indenture.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, note, other evidence of indebtedness or other paper or upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless a Responsible Officer has actual knowledge thereof and such Holders have offered, and if requested provided, to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be deemed to have notice or be charged with knowledge of any default or Event of Default under the Notes unless written notice of such default or Event of Default from the Company or any Holder of Notes is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Collateral Trustee, and each agent, custodian and other Person employed to act hereunder.

(i) Before the Trustee acts or refrains from acting, it may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(j) Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(k) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, any provision of any law or regulation or any act of any Governmental Authority; acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics or pandemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility; accidents; labor disputes; and acts of civil or military authority.

(l) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(m) The Trustee shall have no duty to know or inquire as to the performance or nonperformance of any provision of any other agreement, instrument, or document, including without limitation, the Transaction Support Agreement and the Surety Transaction Support Agreement, other than this Indenture and the other Note Documents.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.08 and 7.09 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If any Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee will send notice of the Default to each Holder within 90 days after it occurs, unless the Default has been cured, provided that, except in the case of a default in the payment of the principal of or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders. The Trustee will not be deemed to have knowledge of any Defaults or Events of Default unless written notice of an event, which is in fact a Default, has been delivered to the Trustee at its office specified in this Indenture and such notice references the Notes and the Indenture and states it is a “Notice of Default.”

Section 7.06 Compensation and Indemnity.

(a) The Company will pay to the Trustee and the Collateral Trustee from time to time such compensation as is agreed in writing to from time to time by the Company and the Trustee or Collateral Trustee, as applicable, for its acceptance of this Indenture and services hereunder. The Trustee’s and the Collateral Trustee’s compensation will not be limited by any law on compensation of a Trustee of an express trust. The Company will reimburse the Trustee and the Collateral Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services except for any such disbursement, advance or expense as shall have been caused by the Trustee’s or Collateral Trustee’s gross negligence or willful misconduct (as determined by a final, non-appealable order of a court of competent jurisdiction). Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s and Collateral Trustee’s respective agents and counsel.

(b) The Company and the Guarantors, jointly and severally, will indemnify the Trustee and the Collateral Trustee (which for purposes of this Section 7.06(b) shall include each of their officers, directors, employees and agents) against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the reasonable costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder and under the other Note Documents, except to the extent any such loss, liability or expense shall be determined to have been caused by the Trustee’s or Collateral Trustee’s, as the case may be, own gross negligence or willful misconduct (as determined by a final, non-appealable order of a court of competent jurisdiction). The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee and Collateral Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee or the Collateral Trustee.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, or interest, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture. The Trustee’s and Collateral Trustee’s respective right to receive payment of any amounts due under this Section 7.06 shall not be subordinate to any other liability or Indebtedness of the Company.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) or (h) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) “Trustee” or “Collateral Trustee” for purposes of this Section shall include any predecessor Trustee or Collateral Trustee; provided, however, that the gross negligence or willful misconduct of any Trustee or Collateral Trustee hereunder shall not affect the rights of any other Trustee or Collateral Trustee hereunder.

Section 7.07 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b) The Trustee may resign in writing at any time upon 30 days’ written notice to the Company and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee with respect to such Notes by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.09 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for the Notes for any reason, the Company will promptly appoint a successor Trustee of the Notes. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder of such Notes who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder of such Notes may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail or electronically send a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee.

Section 7.08 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.09 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

ARTICLE VIII.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or Section 8.03 hereof be applied to the outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Debt represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes and Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Company’s obligations with respect to such Notes under Article II and Section 4.02 hereof;

(3) the rights, powers, trusts, duties, immunities and indemnities of the Trustee and the Collateral Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Article VIII.

Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18 and 4.19 hereof and Section 5.01(a)(3) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof with respect to the Notes, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(c), (d), (e), (f), (i), (j), (k) and (l) hereof will not constitute Events of Default with respect to the Notes.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that:

(A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default under the Notes shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Debt), and the granting of Liens to secure such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Debt being defeased, discharged or replaced) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound;

(6) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee and the Collateral Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

In addition, the Collateral will be released from the Lien securing the Notes, as provided in Section 12.04 hereof, in accordance with this Article VIII hereof.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

Subject to applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium on, if any, or interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium on, if any, or interest, if any, on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

(a) Notwithstanding Section 9.02 hereof, the Company, the Trustee and the Collateral Trustee, as applicable, may amend or supplement this Indenture, the Notes and the other Note Documents without notice to or the consent of any Holder of a Note:

(1) to cure any ambiguity, defect, omission or inconsistency in the Note Documents;

(2) to comply with the requirements of Section 5.01 hereof;

(3) to evidence and provide for the acceptance of an appointment by a successor Trustee;

(4) to provide for uncertificated Notes in addition to or in place of certificated Notes, provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(5) to provide for any Guarantee of the Notes or to confirm and evidence the release, termination or discharge of any Guarantee when such release, termination or discharge is permitted by this Indenture;

(6) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(7) (i) to conform to the provisions of the “Description of the New Peabody Notes” for the Initial Notes; or (ii) to conform the text of the Note Documents or any other such documents (in recordable form) as may be necessary or advisable (in the Company’s reasonable discretion) to preserve and confirm the relative priorities of the Secured Obligations and as such priorities are contemplated and set forth in the Collateral Trust Agreement;

(8) make, complete or confirm any grant of Collateral permitted or required by any of the Note Documents, including to secure additional Priority Lien Debt;

(9) release, discharge, terminate or subordinate Liens on Collateral in accordance with the Note Documents and to confirm and evidence any such release, discharge, termination or subordination;

(10) as provided in the Collateral Trust Agreement;

(11) in the case of any Note Document, to include therein any legend required to be set forth therein pursuant to the Collateral Trust Agreement or to modify any such legend as required by the Collateral Trust Agreement;

(12) in the case of this Indenture, to make any amendment to the provisions relating to the transfer and legending of the Notes as permitted hereunder, including, without limitation, to facilitate the issuance and administration of the Notes; provided that compliance with this Indenture as so amended may not result in the Notes being transferred in violation of the Securities Act or any applicable securities laws;

(13) to comply with the rules of any applicable securities depositary;

(14) to comply with any requirement of the SEC in connection with qualifying or maintaining the qualification of, this Indenture under the TIA (if the Company elects to qualify this Indenture under the TIA); or

(15) to make any other change that does not materially and adversely affect the rights of any Holder of a Note, including, without limitation, any such change as may be required pursuant to Section 2(c) of the Transaction Support Agreement that may be set forth in an amendment or supplement to or amendment and restatement of this Indenture accompanied by, in addition to the documents required by Section 9.05 and 13.02, an Officer’s Certificate of the Company stating that such changes are required by such Section 2(c) of the Transaction Support Agreement and do not materially and adversely affect the rights of any Holder of a Note.

Upon the request of the Company accompanied by a resolution of the Board of Directors of the Company, authorizing the execution of any such amended or supplemental indenture or amendment or supplement to any Note Document, and upon receipt by the Trustee and Collateral Trustee, if applicable of the documents described in Section 9.05 hereof, the Trustee shall and shall direct the Collateral Trustee to, if applicable, join with the Company and the Guarantors in the execution of any amended or supplemental indenture, or any supplement or amendment to any Note Document, authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but each of the Trustee and Collateral Trustee shall not be obligated to enter into such amended or supplemental indenture or amendment or supplement to such Note Document that affects its own rights, duties or immunities under this Indenture, the Note Documents or otherwise.

Section 9.02 With Consent of Holders.

Except as provided below in this Section 9.02, the Company, the Trustee and Collateral Trustee, as applicable, may amend or supplement this Indenture, the Notes, and the other Note Documents with the consent of the Holders of at least 66.67% in aggregate principal amount of the outstanding Notes, and, subject to Section 6.04 and Section 6.07 hereof, compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of at least 66.67% in aggregate principal amount of the outstanding Notes. For the avoidance of doubt, any existing Default or Event of Default may, by notice to the Trustee, be waived by the Holders of a majority in aggregate principal amount of the outstanding Notes in accordance with Section 6.04 hereof.

Upon the request of the Company accompanied by a resolution of the Board of Directors of the Company authorizing the execution of any such amended or supplemental indenture or amendment or supplement to any Note Document, and upon the filing with the Trustee and Collateral Trustee, if applicable, of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee and Collateral Trustee, if applicable, of the documents described in Section 9.05 hereof, the Trustee and Collateral Trustee, if applicable, shall join with the Company in the execution of such amended or supplemental indenture or amendment or supplement to any Note Document unless such amended or supplemental indenture or amendment or supplement to such Note Document affects the Trustee’s or Collateral Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case each of the Trustee and Collateral Agent may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to such Note Document.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall send to the Holders affected thereby (with a copy to the Trustee) a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Subject to Section 6.04 and Section 6.07 hereof, the Holders of at least 66.67% in aggregate principal amount of the outstanding Notes may waive future compliance in a particular instance by the Company with any provision of this Indenture or the Notes.

Notwithstanding other provisions of this Section 9.02, unless consented to by the Holders of at least 85.00% of the aggregate principal amount of the then outstanding Notes, an amendment, supplement or waiver under this Section 9.02 may not (i) release the Liens for the benefit of the Holders of the Notes on all or substantially all of the Collateral, (ii) alter or waive the provisions with respect to the redemption of the Notes described under Section 4.10 or Section 4.14 or (iii) modify or change any provisions of this Indenture affecting the ranking of the Notes in a manner materially adverse to the Holders of the Notes.

Notwithstanding other provisions of this Section 9.02, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of or change the Stated Maturity of any installment of principal of any Note or waive the provisions with respect to the redemption of the Notes (other than the provisions described under Section 4.10 and 4.14);

(2) reduce the rate of or change the Stated Maturity of any interest payment on any Note;

(3) reduce the amount payable upon the redemption of any Note or, in respect of an optional redemption, the times at which any Note may be redeemed;

(4) after the time an offer to purchase pursuant to Section 4.10, 4.14, 4.17 and 4.18 hereof is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any Holder of Notes to receive any principal payment or interest payment on such Holder’s Notes or Note Guarantee, on or after the Stated Maturity thereof, or eliminate the contractual right expressly set forth in this Indenture or the Notes of any Holder to institute suit for the enforcement of any such payment;

(7) make any change in the percentage of the principal amount of the Notes whose Holders must consent to an amendment or waiver;

(8) [reserved];

(9) make any change in any Note Guarantee that would adversely affect the Holder of Notes;

(10) modify or amend the provisions in this Indenture regarding the waiver of past Defaults and the waiver of certain covenants by the Holders of such Notes affected thereby, except to increase any percentage vote required or to provide that certain other provisions of this Indenture may not be modified or waived without the consent of the Holder of each Note affected thereby, or

(11) modify or amend any of the above or this amendment and waiver provision.

Neither the Company nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment. In addition, neither the Company nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of consent fee, pay down, future collateral, or otherwise, to any holder of Debt under the LC Agreement for or as an inducement to any consent, waiver, forbearance or amendment of any financial maintenance or minimum liquidity covenants included in the LC Agreement unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes on a pro rata basis.

For the avoidance of doubt, no amendment to, or deletion of any of the covenants described in Article IV hereof, in each case in accordance with the provisions governing such amendment or deletion contained in this Indenture, or action taken in compliance with such covenants in effect at the time of such action, shall be deemed to impair or affect any legal rights of any Holders to receive payment of principal of or premium, if any, or interest on the Notes or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes.

Section 9.03 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the

Trustee and the Company receive written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment, supplement or waiver or revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No consent shall be valid or effective for more than 90 days after such record date except to the extent that the requisite number of consents to the amendment, supplement or waiver have been obtained within such 90-day period or as set forth in the next paragraph of this Section 9.03.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (1) through (11) of Section 9.02 hereof, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

Section 9.04 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee, upon receipt of a Company Order, shall authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments, etc.

The Trustee and Collateral Trustee shall sign any amended or supplemental indenture or amendment or supplement to a Note Document, as applicable, authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or Collateral Trustee. In executing any amended or supplemental indenture or amendment or supplement to any Note Document, the Trustee and Collateral Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, an Officer’s Certificate of the Company and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture, the Collateral Trust Agreement and the other Note Documents and that all conditions precedent to the execution and delivery of such amendments or supplements have been satisfied.

Section 9.06 Effect of Supplemental Indentures.

Upon the execution of any supplemental indenture under this Article IX, this Indenture or the Notes shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

ARTICLE X.

NOTE GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article X, each of the Guarantors hereby, jointly and severally, absolutely, irrevocably and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Collateral Trustee and each of their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium, if any, on, and interest (including interest accruing after the filing of any petition in bankruptcy or like proceeding relating to the Company or any other Guarantor,

whether or not allowed in such proceeding), if any, on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest (including interest accruing after the filing of any petition in bankruptcy or like proceeding relating to the Company or any other Guarantor, whether or not allowed in such proceeding), if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders, the Trustee or the Collateral Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a continuing guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, marshaling, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be subject to any impairment, set off, defense, counterclaim or discharge except by complete performance of the obligations contained in the Notes and this Indenture. Without limiting the generality of the foregoing, this Note Guarantee and the obligations of each Guarantor hereunder shall not be affected by, and each Guarantor hereby waives all rights, claims or defenses that it might otherwise have with respect to:

(1) any renewal, extension or acceleration of, or any increase in the amount of the obligations hereunder, or any amendment, supplement, modification or waiver of, or any consent to departure from, this Indenture;

(2) any change, reorganization or termination of the corporate structure or existence of the Company or any other Guarantor or any of their Subsidiaries and any corresponding restructuring of the obligations hereunder; or

(3) the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all Collateral securing, or purporting to secure, the Obligations hereunder or any other impairment of such Collateral.

(c) If any Holder, the Trustee or the Collateral Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee, the Collateral Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that any right of subrogation, reimbursement or contribution it may have in relation to the Holders or in respect of any obligations guaranteed hereby shall be subordinated to, and shall not be enforceable until payment in full of, all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Collateral Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders, the Trustee or the Collateral Trustee under the Note Guarantee.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03 Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit E hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Domestic Restricted Subsidiary after the date of this Indenture, if required by Section 4.15 hereof, the Company will cause such Domestic Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article X, to the extent applicable.

Section 10.04 Releases.

(a) The Note Guarantee and all other obligations under this Indenture of a Guarantor will terminate and be released: (a) in connection with a sale or other disposition (including by way of consolidation or merger or otherwise) of the Guarantor or the sale or other disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary) in connection with a transaction or circumstance that does not violate this Indenture; (b) upon a disposition of the majority of the Capital Stock of the Guarantor to a third Person in connection with a transaction or circumstance that does not violate this Indenture, after which the Guarantor is no longer a Restricted Subsidiary; or (c) upon a liquidation or dissolution of the Guarantor so long as no Default occurs as a result thereof, if its assets are distributed to the Company or another Guarantor; (d) in connection with the designation by the Company in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the Guarantor otherwise ceases to be a Restricted Subsidiary in accordance with this Indenture; or (e) upon Legal Defeasance or Covenant Defeasance pursuant to Article VIII hereof or upon satisfaction and discharge of this Indenture pursuant to Article XI hereof.

(b) Upon delivery by the Company to the Trustee of an Officer’s Certificate to the effect that such sale or other disposition was made in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, or such Note Guarantee is to be released pursuant to the provisions of Section 10.04(a) and the documents required by Section 13.02 hereof, the Trustee shall execute any documents reasonably requested by the Company in order to evidence the release of any Guarantor from all of its obligations under its Note Guarantee and this Indenture. Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other Obligations it has guaranteed pursuant to this Article X.

ARTICLE XI.

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

This Indenture will be discharged with respect to the Notes and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and interest, if any, to the date of maturity or redemption;

(2) in respect of subclause (B) of clause (1) of this Section 11.01, no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and/or any similar deposit relating to other Debt and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Debt, and in each case the granting of Liens to secure such borrowings);

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture with respect to the Notes; and

(4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee and the Collateral Trustee stating that all conditions precedent to satisfaction and discharge (and any related release of Collateral) have been satisfied. The Collateral will be released from the Lien securing the Notes, as provided in Section 12.04 hereof in accordance with this Article XI.

Notwithstanding the satisfaction and discharge of this Indenture with respect to the Notes, if money has been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive with respect to the Notes. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money or Government Securities deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Company has made any payment of principal of, premium on, if any, or interest, if any, on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XII.

COLLATERAL AND SECURITY

Section 12.01 Security Interest.

The due and punctual payment of the principal of, premium (if any) and interest, if any, on, the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium (if any) and interest, if any, on the Notes and performance of all other obligations of the Company and the Guarantors to the Holders or the Trustee and the Notes (including, without limitation, the Note Guarantees), according to the terms hereunder or thereunder, are secured as provided herein and in the Security Documents.

Each Holder, by its acceptance of a Note, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and appoints Wilmington Trust, National Association as the Trustee and as the Collateral Trustee, and each Holder directs the Trustee to enter (and to direct the Collateral Trustee to enter) into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance with respect to the provisions thereof. Each of the Company and the Grantors consents and agrees to be bound by the terms of the Security Documents to which it is a party, as the same may be in effect from time to time, and agrees to perform its obligations thereunder in accordance therewith.

The Company will deliver to the Trustee copies of all documents delivered to the Collateral Trustee pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be required by the provisions of the Security Documents, to assure and confirm to the Collateral Trustee the security interest in the Collateral contemplated by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes. The Company will take, and will cause the Guarantors and the Company’s Subsidiaries to take, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Priority Lien Obligations, a valid and enforceable perfected Lien in and on all the Collateral in favor of the Collateral Trustee for the benefit of the Holders of the Notes, holders of other Priority Lien Obligations, to the extent required by, and with the Lien priority required under, the Secured Debt Documents.

Section 12.02 Collateral Trust Agreement.

This Article XII and the provisions of each other Security Document are subject to the terms, conditions and benefits set forth in the Collateral Trust Agreement. Each of the Company and the other Grantors has consented to, and has agreed to be bound by, the terms of the Collateral Trust Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance therewith. Each Holder of Notes, by its acceptance of the Notes (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Collateral Trust Agreement, (b) authorizes and instructs the Trustee, on behalf of each holder of Obligations, to execute and deliver the Collateral Trust Agreement (and to direct the Collateral Trustee to execute and deliver the Collateral Trust Agreement), to appoint the Collateral Trustee thereunder, and to perform its obligations thereunder as Priority Lien Representative and (c) authorizes and instructs the Collateral Trustee to execute, deliver and perform its obligations under the Security Documents.

Section 12.03 Collateral Trustee.

(1) Wilmington Trust, National Association acts as the Priority Collateral Trustee for the benefit of the Holders of the Notes and all other Priority Lien Obligations outstanding from time to time.

(2) Wilmington Trust, National Association acts as the Junior Collateral Trustee for the benefit of the holders of the Junior Lien Obligations outstanding from time to time.

(3) Neither the Company nor any of its Affiliates may act as Collateral Trustee.

(4) Each of the Priority Collateral Trustee and the Junior Collateral Trustee will hold (directly or through co-trustees or agents), and will be entitled to enforce, all Liens on the Collateral at any time held by it created by the relevant Security Documents.

(5) Except as provided in the Collateral Trust Agreement or as directed by an Act of Required Secured Parties in accordance with the Collateral Trust Agreement (or, following a standstill period in accordance with the Collateral Trust Agreement, as directed by the Required Junior Lien Debtholders in accordance with the Collateral Trust Agreement), the Collateral Trustee is not obligated:

(A) to act upon directions purported to be delivered to it by any Person;

(B) to foreclose upon or otherwise enforce any Lien; or

(C) to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.

The Company will deliver to each Secured Debt Representative copies of all Security Documents delivered to the Collateral Trustee acting for the benefit of such Secured Debt Representative.

Section 12.04 Release of Liens on Collateral.

The Collateral Trustee’s Liens on the Collateral will be released in any one or more of the circumstances described in the Collateral Trust Agreement.

Section 12.05 Release of Liens in Respect of Notes.

The Collateral Trustee’s Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Obligations under this Indenture, and the right of the Holders and such Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral will terminate and be discharged:

(1) upon the satisfaction and discharge of this Indenture, in accordance with Article XI hereof;

(2) upon a Legal Defeasance or Covenant Defeasance of the Notes in accordance with Article VIII hereof;

(3) upon payment in full and discharge of all Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged;

(4) in whole or in part, with the consent of the Holders of the requisite percentage of the Notes in accordance with Article IX hereof; or

(5) with respect to the assets of any Guarantor, at the time such Guarantor is released from its Note Guarantee in accordance with Section 10.04.

Section 12.06 Equal and Ratable Sharing of Collateral by Holders of Priority Lien Debt.

Notwithstanding:

(1) anything to the contrary contained in the Security Documents;

(2) the time of Incurrence of any Series of Priority Lien Debt or Series of Junior Lien Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Priority Lien Debt;

(4) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral;

(6) that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7) the rules for determining priority under any law governing relative priorities of Liens:

(A) all Priority Liens granted at any time by the Company or any Guarantor will secure, equally and ratably, all present and future Priority Lien Obligations (including the Notes, if any, that remain outstanding following the offering); and

(B) all proceeds of all Priority Liens granted at any time by the Company or any Guarantor will be allocated and distributed equally and ratably on account of the Priority Lien Debt and other Priority Lien Obligations.

In addition, this Section 12.06 is intended for the benefit of, and shall be enforceable as a third party beneficiary by, each present and future Holder of Priority Lien Obligations, each present and future Priority Lien Representative and the Collateral Trustee as holder of Priority Liens. The Priority Lien Representative of each future Series of Priority Lien Debt shall be required to deliver a Lien sharing and priority confirmation to the Collateral Trustee and the Trustee at the time of Incurrence of such Series of Priority Lien Debt.

Section 12.07 Relative Rights

Nothing in this Indenture or the Security Documents will:

(1) impair, as to the Company and the Holders, the obligation of the Company to pay principal of, premium and interest on the Notes in accordance with their terms or any other obligation of the Company or any other Grantor;

(2) affect the relative rights of Holders as against any other creditors of the Company or any other Grantor (other than holders of Priority Liens or Junior Liens);

(3) restrict the right of any Holder to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the Collateral Trust Agreement);

(4) restrict or prevent any Holder or other Priority Lien Obligations, the Priority Collateral Trustee or any Priority Lien Representative from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the Collateral Trust Agreement; or

(5) restrict or prevent any holder of Junior Lien Obligations, the Junior Collateral Trustee or any Junior Lien Representative from taking any lawful action in an Insolvency or Liquidation Proceeding not specifically restricted or prohibited by the Collateral Trust Agreement.

Section 12.08 Further Assurances; Insurance.

The Company and each of the other Grantors will do or cause to be done all acts and things that may be required, or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the Secured Parties, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become, or are required by any Secured Debt Document to become, Collateral after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Secured Debt Documents.

The Company and each of the other Grantors will promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents for the benefit of the Secured Parties; it being understood that none of the Collateral Trustee or any Secured Debt Representative shall have a duty to so request.

The Company and the other Grantors will:

(1) keep their properties adequately insured at all times by financially sound and reputable insurers;

(2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3) maintain such other insurance as may be required by law; and

(4) maintain such other insurance as may be required by the Security Documents.

Upon the request of the Collateral Trustee, the Company and the other Grantors shall furnish to the Collateral Trustee full information as to their property and liability insurance carriers.

Section 12.09 Intercreditor Agreement

The Collateral Trustee and the Trustee, as applicable, are hereby directed and authorized to enter into any intercreditor agreement on behalf of, and binding with respect to, the Holders and their interest in designated assets, in connection with the Incurrence of any Secured Debt, including to clarify the respective rights of all parties in and to designated assets. The Collateral Trustee and Trustee, as applicable, shall enter into any intercreditor agreement at the request of the Company, provided that (in the case of such intercreditor agreement) the Company shall have delivered to the Collateral Trustee and the Trustee an Officer’s Certificate to the effect that such other intercreditor agreement complies with the provisions of this Indenture, the Notes and the Security Documents. The Collateral Trustee and the Trustee, as applicable, each agrees to execute and deliver any amendment to, waiver of, or supplement to any Security Document or intercreditor agreement authorized pursuant to Article IX.

Section 12.10 Trustee Duties.

(a) Pursuant to the Collateral Trust Agreement, Wilmington Trust, National Association has been appointed to act as the Priority Collateral Trustee. The Trustee shall not be obligated to take any action (or to direct the Collateral Trustee to take any action) under the Collateral Trust Agreement or any other Security Document for the Notes without the written direction of the Holders and may request the direction of the Holders of a majority in aggregate principal amount of the outstanding Notes (or the minimum consent for such action required under this Indenture) with respect to any such actions and, upon receipt of the written consent of the Holders of a majority in aggregate principal amount of the outstanding Notes (or the minimum consent for such action required under this Indenture) along with security and indemnity satisfactory to the Trustee and the Collateral Trustee, shall take such actions; provided, that upon the receipt by the Trustee and Collateral Trustee of a written request of the Company signed by an Officer (a “Security Document Order”), the Trustee and Collateral Trustee are hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee and without liability to any Person, any Security Document to which it is a party or amendment or supplement thereto to be executed after the Issue Date; provided, further, that neither the Trustee nor the Collateral Trustee shall be required to execute or enter into any such Security Document which, in the Trustee’s or Collateral Trustee’s reasonable opinion is reasonably likely to adversely affect the rights, duties, liabilities or immunities of the Trustee or Collateral Trustee, as the case may be, or that the Trustee or Collateral Trustee determines is reasonably likely to involve the Trustee or Collateral Trustee in personal liability. Such Security Document Order shall (i) state that it is being delivered to the Trustee and Collateral Trustee pursuant to, and is a Security Document Order referred to in, this Indenture and (ii) instruct the Trustee to execute and enter into (or direct the Collateral Trustee to execute and enter into) such Security Document. Other than as set forth in this Indenture, any such execution of a Security Document shall be at the direction and expense of the Company, upon delivery to the Trustee and Collateral Trustee of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent in the Indenture and the other Note Documents to the execution and delivery of the Security Document have been satisfied.

(b) Neither the Trustee nor any of its officers, directors, employees, attorneys or agents shall be responsible or liable (i) for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency, maintenance, renewal or protection of any Lien, or for any defect or deficiency as to any such matters, (ii) for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Security Documents or any delay in doing so, or (iii) for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(c) The rights, privileges, protections, immunities and benefits given to the Trustee under this Indenture, including, without limitation, its right to be indemnified and compensated and all other rights, privileges, protections, immunities and benefits set forth in this Indenture are extended to the Trustee when acting under the Collateral Trust Agreement and the other Note Documents on behalf of the Holders.

(d) The Trustee will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral.

(e) Whenever an action under the Collateral Trust Agreement requires an Act of Required Secured Parties, the Trustee, in its capacity as Priority Lien Representative, shall be entitled to seek the direction of Holders of the Notes. Subject to the next succeeding sentence, if the minimum consent or directions of Holders for such action required by Sections 6.05 or 9.02 or otherwise under this Indenture are met, the Trustee shall deliver a written direction to the Collateral Trustee (i) directing such Act of Required Secured Parties and (ii) notifying the Collateral Trustee of the aggregate principal amount of the Notes consenting or directing such action (it being agreed that if the requisite percentage of consent or direction is received by the Trustee, the Trustee shall consent or direct such action on behalf of all of the then outstanding aggregate principal amount of the Notes), which upon request of the Collateral Trustee, shall be accompanied by indemnity or security acceptable to the Collateral Trustee for any losses, liability or expenses that may be incurred in connection with such direction (it being understood that the Trustee, in its individual capacity, shall not be obligated to provide such indemnity or security). Notwithstanding the foregoing, if the requested action requires the consent or direction of each Holder of the Notes affected thereby, then the Trustee shall not deliver a direction to the Collateral Trustee in such Act of Required Secured Parties unless a unanimous consent is obtained for the Holders of the Notes. For purposes of determining the consent or direction of Holders for an action under the Collateral Trust Agreement that requires an Act of Required Secured Parties, the Notes registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding and neither the Company nor any Affiliate of the Company will be entitled to vote such Notes and the Company shall notify the Trustee and the Collateral Trustee in writing whether any Notes are owned by it or any of its Affiliates.

ARTICLE XIII.

MISCELLANEOUS

Section 13.01 Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company:

Peabody Energy Corporation

701 Market Street

St. Louis, Missouri 63101

Attention: James A. Tichenor

Fax: (314) 342-7740

With a copy to:

Chief Legal Officer

Fax: (314) 342-7720

With a copy to:

Jones Day

77 West Wacker

Chicago, Illinois 60601

Attention: Edward B. Winslow, Esq.

Fax: (312) 782-8585

If to the Trustee:

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: Peabody Energy Corporation Notes Administrator

Facsimile: (612) 217-5651

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile or e-mail; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar or otherwise sent in accordance with the Applicable Procedures. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provisions of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the customary procedures of such Depositary.

Section 13.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officer’s Certificate (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.04 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.05 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, member or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Notes, the Note Guarantees, this Indenture, or any other Note Documents or for any claim based on, in respect of, or by reason of, such obligations. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.06 Governing Law; Jurisdiction.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company and the Guarantors agree that any suit, action or proceeding against the Company or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Company or the Guarantors, as the case may be, are subject by a suit upon such judgment.

Section 13.07 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.08 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture and of any entity that becomes a Guarantor upon execution of a supplemental indenture with the Trustee will bind its successors, except as otherwise provided in Section 10.04 hereof.

Section 13.09 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.10 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF transmission, email or other electronic means shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF, email or other electronic means shall be deemed to be their original signatures for all purposes.

Section 13.11 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.12 USA Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

Section 13.13 Waivers of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

[Signatures on following page]

SIGNATURES

Dated as of January 29, 2021

PEABODY ENERGY CORPORATION

By:	/s/ James A. Tichenor
Name: James A. Tichenor
Title: Vice President and Treasurer

Signature Page to Indenture

AMERICAN LAND DEVELOPMENT, LLC
AMERICAN LAND HOLDINGS OF COLORADO, LLC
AMERICAN LAND HOLDINGS OF ILLINOIS, LLC
AMERICAN LAND HOLDINGS OF INDIANA, LLC
AMERICAN LAND HOLDINGS OF KENTUCKY, LLC
BIG RIDGE, INC.
BTU WESTERN RESOURCES, INC.
COALSALES II, LLC
CONSERVANCY RESOURCES, LLC
EL SEGUNDO COAL COMPANY, LLC
HAYDEN GULCH TERMINAL, LLC
HILLSIDE RECREATIONAL LANDS, LLC
KAYENTA MOBILE HOME PARK, INC.
KENTUCKY UNITED COAL, LLC
MOFFAT COUNTY MINING, LLC
NEW MEXICO COAL RESOURCES, LLC
PEABODY AMERICA, LLC
PEABODY ARCLAR MINING, LLC
PEABODY ASSET HOLDINGS, LLC
PEABODY BEAR RUN MINING, LLC
PEABODY BEAR RUN SERVICES, LLC
PEABODY CABALLO MINING, LLC
PEABODY CARDINAL GASIFICATION, LLC
PEABODY CHINA, LLC
PEABODY COALSALES, LLC
PEABODY COALTRADE, LLC
PEABODY COLORADO OPERATIONS, LLC
PEABODY COLORADO SERVICES, LLC
PEABODY COULTERVILLE MINING, LLC
PEABODY DEVELOPMENT COMPANY, LLC
PEABODY ELECTRICITY, LLC
PEABODY EMPLOYMENT SERVICES, LLC
PEABODY GATEWAY NORTH MINING, LLC
PEABODY GATEWAY SERVICES, LLC
PEABODY GLOBAL FUNDING, LLC
PEABODY HOLDING COMPANY, LLC
PEABODY IC FUNDING CORP.
PEABODY ILLINOIS SERVICES, LLC
PEABODY INDIANA SERVICES, LLC
PEABODY INTERNATIONAL INVESTMENTS, INC.
PEABODY INTERNATIONAL SERVICES, INC.
PEABODY MIDWEST MANAGEMENT SERVICES, LLC
PEABODY MIDWEST MINING, LLC
PEABODY MIDWEST OPERATIONS, LLC
PEABODY MIDWEST SERVICES, LLC
PEABODY MONGOLIA, LLC
PEABODY NATURAL GAS, LLC

Signature Page to Indenture

PEABODY NATURAL RESOURCES COMPANY
PEABODY NEW MEXICO SERVICES, LLC
PEABODY OPERATIONS HOLDING, LLC
PEABODY POWDER RIVER MINING, LLC
PEABODY POWDER RIVER OPERATIONS, LLC
PEABODY POWDER RIVER SERVICES, LLC
PEABODY ROCKY MOUNTAIN MANAGEMENT SERVICES, LLC
PEABODY ROCKY MOUNTAIN SERVICES, LLC
PEABODY SCHOOL CREEK MINING, LLC
PEABODY SERVICES HOLDINGS, LLCPEABODY TWENTYMILE MINING, LLC
PEABODY VENEZUELA COAL CORP.
PEABODY VENTURE FUND, LLC
PEABODY WILD BOAR MINING, LLC
PEABODY WILD BOAR SERVICES, LLC
PEABODY WILLIAMS FORK MINING, LLC
PEABODY WYOMING SERVICES, LLC
PEABODY-WATERSIDE DEVELOPMENT, L.L.C.
PEC EQUIPMENT COMPANY, LLC
SAGE CREEK HOLDINGS, LLC
SAGE CREEK LAND & RESERVES, LLCSENECA PROPERTY, LLC
SHOSHONE COAL CORPORATION
TWENTYMILE COAL, LLCUNITED MINERALS COMPANY, LLC

By:	/s/ Eric R. Waller
Name: Eric R. Waller
Title: Secretary

Signature Page to Indenture

PEABODY INVESTMENTS CORP.

By:	/s/ Scott T. Jarboe
Name: Scott T. Jarboe
Title: Senior Vice President & General Counsel – Corporate & Assistant Secretary

BIG SKY COAL COMPANY
NGS ACQUISITION CORP., LLC
PEABODY SAGE CREEK MINING, LLC
PEABODY SOUTHEAST MINING, LLC
PEABODY WESTERN COAL COMPANY

By:	/s/ Christopher W. Wittenauer
Name: Christopher W. Wittenauer
Title: Secretary

SENECA COAL COMPANY, LLC

By:	/s/ Charles R. Otec
Name: Charles R. Otec
Title: President

PEABODY INTERNATIONAL HOLDINGS, LLC

By: Peabody Investments Corp., as its sole member

By:	/s/ Scott T. Jarboe
Name: Scott T. Jarboe
Title: Senior Vice President & General Counsel – Corporate & Assistant Secretary

Signature Page to Indenture

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Trustee

By:	/s/ Sarah Vilhauer
Name: Sarah Vilhauer
Title: Banking Officer

Signature Page to Indenture

Face of Note

CUSIP

ISIN

8.500% Senior Secured Notes due 2024

No. _________	$___________

PEABODY ENERGY CORPORATION

promises to pay to              or registered assigns,

the principal sum of                                      DOLLARS [as the same may be revised on the Schedule of Exchanges of Interests in the Global Note attached hereto] on December 31, 2024.

Interest Payment Dates: June 30 and December 31

Record Dates: June 15 and December 15

Dated:                 , 20[ ]

[Signature Pages Follow]

PEABODY ENERGY CORPORATION

By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture

WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee

By:
Authorized Signatory

Dated:

Back of Note

8.500% Senior Secured Notes due 2024

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the OID Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. The Company promises to pay or cause to be paid interest on the principal amount of this Note at 8.500% per annum from             ,             until maturity. Subject to the provisions of the Indenture, Cash Interest will accrue on the Interest Accrual Base of the Notes at the rate of 6.000% per annum from the Issue Date, or from the most recent date after the Issue Date to which interest has been paid or provided for. Cash Interest will be payable semiannually in arrears on June 30 and December 31 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). In addition, PIK Interest will accrue on the Interest Accrual Base of Notes at the rate of 2.500% per annum from the Issue Date, or from the most recent date after the Issue Date to which interest has been paid or provided for. PIK Interest will be payable semiannually in arrears on the Interest Payment Date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be June 30, 2021. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 2.000% per annum higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

For the avoidance of doubt, interest that is payable as PIK Interest may not be paid in cash and all interest payable at final maturity, upon redemption or repurchase shall be paid in cash.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on the June 15 or December 15 immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar, or, at the option of the Company, payment of Cash Interest, if any, may be made by check mailed or electronically sent to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and Cash Interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

PIK Interest on the Notes will be payable (x) with respect to notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant record date, by increasing the principal amount of such Global Notes and the Trustee will, upon Company Order, increase the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1.00) and (y) with respect to Notes represented by certificated Notes, by issuing Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1.00), and the Trustee will, upon the written order of the Company, authenticate and deliver such Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of any outstanding Global Notes as a result of a payment of PIK Interest, such Global Note will bear interest on such increased principal amount from and after the date of such payment. Any Notes representing PIK Interest issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All certificated Notes representing PIK Interest will mature on December 31, 2024 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated Notes representing PIK Interest will be issued with the description “PIK” on the face of such Note, but shall be treated for all purposes under the Indenture with the same rights and obligations as the Notes.

(3) PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4) INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture dated as of January 29, 2021 (the “Indenture”) between the Company and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company. The Notes are secured by substantially all the assets of the Company and the Guarantors pursuant to the terms of the Security Documents referred.

(5) OPTIONAL REDEMPTION. The Notes are subject to optional redemption by the Company as provided in Section 3.07 of the Indenture.

(6) REPURCHASE AT THE OPTION OF HOLDER. Upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase the Notes as provided in Section 4.14 of the Indenture. Following the occurrence of certain Asset Sales, the Company may be required to offer to repurchase the Notes as required in Section 4.10 of the Indenture. In addition, in connection with the Issue Date Offer or a Debt Repurchase Mandatory Offer, the Company will be required to make an offer to repurchase the Notes as provided in Section 4.17 or Section 4.18 of the Indenture, as applicable.

(7) NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail or electronically, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be electronically sent or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles VIII or XI thereof. Notes and portions of Notes selected will be in minimum principal amounts of $1.00 or whole multiples of $1.00 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(8) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that after the first interest payment date, the Notes will be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company or the Registrar need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(9) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(10) AMENDMENT, SUPPLEMENT AND WAIVER. The Notes are subject to the amendment, supplement and waiver provisions set forth in Article IX of the Indenture.

(11) DEFAULTS AND REMEDIES. The Events of Default and remedies of the Holders pertaining to the Notes are set forth in Article VI of the Indenture.

(12) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(13) NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(14) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(15) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(16) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(17) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Peabody Energy Corporation

701 Market Street

St. Louis, Missouri 63101

Attn: Corporate Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date:
Your Signature: _______________________________________
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10, 4.14, 4.17 or 4.18 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.14
☐ Section 4.17	☐ Section 4.18

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10, Section 4.14, 4.17 or 4.18 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange or Payment of PIK Interest	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Peabody Energy Corporation

701 Market Street

St. Louis, Missouri 63101

Attn: Corporate Secretary

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attn: Peabody Energy Corporation Notes Administrator

Re: Peabody Senior Secured Notes

Reference is hereby made to the Indenture, dated as of January 29, 2021 (the “Indenture”), between Peabody Energy Corporation and Wilmington Trust, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                         , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                 in such Note[s] or interests (the “Transfer”), to                 (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐  Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act

3. ☐  Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(1) ☐  such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(2) ☐  such Transfer is being effected to the Company or a subsidiary thereof;

or

(3) ☐  such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(4) ☐  such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐  Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(1) ☐  Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(2) ☐  Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or

Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(3) ☐  Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.		The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐	a beneficial interest in the:

	(i)	☐ 144A Global Note (CUSIP _______), or

	(ii)	☐ Regulation S Global Note (CUSIP _______), or

	(iii)	☐ IAI Global Note (CUSIP _______); or

(b)	☐	a Restricted Definitive Note

2.		After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐	a beneficial interest in the:

	(i)	☐ 144A Global Note (CUSIP _______), or

	(ii)	☐ Regulation S Global Note (CUSIP _______), or

	(iii)	☐ IAI Global Note (CUSIP _______); or

	(iv)	☐ Unrestricted Global Note (CUSIP _______); or

(b)	☐	a Restricted Definitive Note; or

(c)	☐	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Peabody Energy Corporation

701 Market Street

St. Louis, Missouri 63101

Attn: Corporate Secretary

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attn: Peabody Energy Corporation Notes Administrator

Re: Peabody Senior Secured Notes

(CUSIP [            ])

Reference is hereby made to the Indenture, dated as of January 29, 2021 (the “Indenture”), between Peabody Energy Corporation and Wilmington Trust, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                     , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                     in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(1) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(2) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(3) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the

Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(4) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(1) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(2) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Peabody Energy Corporation

701 Market Street

St. Louis, Missouri 63101

Attn: Corporate Secretary

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attn: Peabody Energy Corporation Notes Administrator

Re:	Peabody Senior Secured Notes

Reference is hereby made to the Indenture, dated as of January 29, 2021 (the “Indenture”), among Peabody Energy Corporation and Wilmington Trust, National Association, as trustee and as collateral trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $             aggregate principal amount of:

(1) ☐ a beneficial interest in a Global Note, or

(2) ☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be

D-1

capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of January 29, 2021 (the “Indenture”) between Peabody Energy Corporation, or its permitted successor (the “Company”) and Wilmington Trust, National Association, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium on, if any, and interest, if any, on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of, premium on, if any, and interest, if any, on, the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders, the Trustee and the Collateral Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes, the Trustee and the Collateral Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTORS]

By:
Name:
Title:

E-1

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of             , among             , a subsidiary of Peabody Energy Corporation (or its permitted successor) (the “Guaranteeing Subsidiary”), Peabody Energy Corporation, a Delaware corporation (the “Company”), the other Guarantors (as defined in the Indenture referred to herein), and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of January 29, 2021 providing for the issuance of 8.500% Senior Secured Notes due 2024 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article X thereof.

3. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, Security Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this instrument as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic methods shall be deemed to be their original signatures for all purposes.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

F-1

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

8. RATIFICATION OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

F-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

PEABODY ENERGY CORPORATION

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION As Trustee

By:
Name:
Title:

F-3